Exhibit 10.1

EXECUTION COPY

Deal CUSIP: 53404UAU8

Revolver CUSIP: 53404UAV6

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 21, 2021

among

LINCOLN NATIONAL CORPORATION,

as an Account Party and Guarantor

The SUBSIDIARY ACCOUNT PARTIES,

as additional Account Parties

The BANKS Party Hereto

and

BANK OF AMERICA, N.A.

as Administrative Agent

$2,500,000,000

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Schedule I	Commitments
Schedule II	Continued Existing Letters of Credit
Schedule III	Restricted Subsidiaries
Schedule IV	Existing Instruments

EXHIBIT A	Form of Note
EXHIBIT B	Opinion of Counsel of the Company
EXHIBIT C	Opinion of Morgan, Lewis & Bockius LLP, Special New York Counsel to the Administrative Agent
EXHIBIT D	Form of Assignment and Assumption
EXHIBIT E	Form of Confirming Bank Agreement
EXHIBIT F	Form of Subsidiary Joinder Agreement
EXHIBIT G	Subsidiary Termination Notice

-v-

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 21, 2021 among LINCOLN NATIONAL CORPORATION (the “Company”), the SUBSIDIARY ACCOUNT PARTIES party hereto, the BANKS party hereto and BANK OF AMERICA, N.A., as Administrative Agent, amends and restates in its entirety that certain Credit Agreement, dated as of July 31, 2019, among the Company, the Subsidiary Account Parties, the Administrative Agent, the Banks party thereto, and the other parties thereto.

The Account Parties have requested (i) that the Existing Credit Agreement be amended and restated in its entirety and (ii) that the Banks issue letters of credit for their account and make loans to them in an aggregate face or principal amount not exceeding $2,500,000,000 at any one time outstanding, and the Banks are willing to amend and restate the Existing Credit Agreement and prepared to issue such letters of credit and make such loans upon the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Definitions. The following terms, as used herein, have the following meanings:

“Account Party” means any of the Company and the Subsidiary Account Parties, as the context may require, and “Account Parties” means all of the foregoing.

“Additional Commitment Bank” means (a) a Bank or (b) any other Person which is a NAIC Approved Bank, in each case that agrees to provide a Commitment or (in the case of a Bank) agrees to increase the amount of its Commitment pursuant to Section 2.11(c), with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

“Adjusted Consolidated Net Worth” means, at any date, without duplication, the sum of (a) the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, plus (without duplication) (b) the aggregate principal amount of Instruments, to the extent given equity credit by S&P and/or Moody’s; provided that (i) for purposes of clause (b) above, (A) in the case such Instruments are given equity credit by both S&P and Moody’s, the higher of the two amounts shall apply and (B) the equity credit treatment given by S&P or Moody’s to any Instrument outstanding as of the Effective Date (and listed on Schedule IV hereto) shall be deemed to apply to such Instrument to the extent such Instrument remains outstanding, irrespective of any change in the equity credit treatment given by either such rating agency to such Instrument at any time after the Effective Date (for avoidance of doubt, any change in the amount or percentage of the equity credit given to such Instrument that is contemplated in the equity credit treatment given to such Instrument as of the Effective Date, including without limitation any such change resulting from the life to maturity of such Instrument or the amount of all such Instruments as a percentage of total adjusted capital (as determined by S&P), shall continue to be given effect after the Effective Date for purposes of clause (b) above); (ii) there shall be excluded from “Adjusted Consolidated Net Worth” (A)

accumulated other comprehensive income (or loss), as shown on the relevant consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC, (B) all obligations of the Company and its Subsidiaries in respect of Disqualified Capital Stock and (C) all noncontrolling interests in subsidiaries (as determined in accordance with the Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”); and (iii) the calculation of “Adjusted Consolidated Net Worth” shall not give effect to any election under the Statement of Financial Accounting Standards No. 159, entitled “The Fair Value Option for Financial Assets and Financial Liabilities” (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

“Adjusted LIBOR” means (a) for any Interest Period with respect to a Euro-Dollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)    if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Administrative Agent” means Bank of America, in its capacity as agent for the Banks under any of the Credit Documents, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

“Anti-Corruption Laws” has the meaning set forth in Section 4.17.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.17.

“Applicable Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

“Applicable Facility Fee Rate”, “Applicable Letter of Credit Commission” and “Applicable Margin” means, for any day, with respect to the facility fees payable hereunder or with respect to the letter of credit fees payable under Section 2.10(b) or with respect to the interest margin on any Base Rate Loan or Euro-Dollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Facility Fee Rate”, “Applicable Letter of Credit Commission”, “Applicable Margin (Base Rate Loans)” or “Applicable Margin (Euro-Dollar Loans)”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/ Moody’s)	Applicable Facility Fee Rate	Applicable Letter of Credit Commission	Applicable Margin (Base Rate Loans)	Applicable Margin (Euro- Dollar Loans)
Category 1	> A1 / A+	0.080%	0.670%	0.00%	0.795%
Category 2	A / A2	0.10%	0.775%	0.00%	0.900%
Category 3	A- / A3	0.125%	0.875%	0.00%	1.000%
Category 4	BBB+ / Baa1	0.150%	0.975%	0.10%	1.100%
Category 5	< BBB / Baa2	0.200%	1.175%	0.30%	1.300%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the Category of such rating; (d) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating shall be determined by reference to Category 5; and (e) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Each change in the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Facility Fee Rate, the Applicable Letter of Credit Commission and the Applicable Margin shall be determined by reference to the rating of Moody’s and/or S&P, as the case may be, most recently in effect prior to such change or cessation. References herein to “Applicable Margin” shall refer to the Applicable Margin for the relevant Type of Loan, as applicable.

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment; provided that in the case of Section 2.17 when a Defaulting Bank shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

“Assignee” has the meaning set forth in Section 10.06(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” means each Person listed under the caption “BANKS” on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to this Agreement (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors. For purposes of clarification, the term “Bank” shall include each Fronting Issuing Bank.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental body, agency or official or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental body, agency or official or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Adjusted LIBOR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan to be made by a Bank pursuant to Section 2.04 as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Article VIII.

“Benchmark” means, initially, Adjusted LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 8.01(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)    For purposes of Section 8.01(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a)

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

(b)	the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);

provided that, if initially Adjusted LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Company and each Bank of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)    For purposes of Section 8.01(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Company as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Credit Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent in its reasonable discretion decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Adjusted LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a governmental authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Applicable Lending Office is located and, if such day relates to any Euro-Dollar Loan, means any such day that is also a London Banking Day. For purposes hereof, the Administrative Agent’s Applicable Lending Office shall be deemed to located in the State of New York.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute. “Collateral Account” has the meaning set forth in Section 2.03(e).

“Commitment” means, with respect to any Bank, the commitment of such Bank (a) to issue Syndicated Letters of Credit under Section 2.01(a) and to acquire participations in Fronted Letters of Credit and/or (b) to make Loans hereunder, in each case expressed as an amount representing the maximum aggregate amount of such Bank’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to this Agreement (including pursuant to assignments by or to such Bank pursuant to Section 10.06). The initial amount of each Bank’s Commitment is set forth on Schedule I hereto or in the Assignment and Assumption or other instrument executed and delivered hereunder pursuant to which such Bank shall have assumed its Commitment, as applicable. The aggregate amount of the Banks’ Commitments is $2,500,000,000 as of the Effective Date. The Commitments of the Banks are several and not joint and no Bank shall be responsible for any other Bank’s failure (a) to issue Syndicated Letters of Credit under Section 2.01(a) and to acquire participations in Fronted Letters of Credit and/or (b) to make Loans hereunder.

“Commitment Availability Period” means the period from and including the Effective Date to but excluding earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Commitment Termination Date” means June 21, 2026 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Company” means Lincoln National Corporation, an Indiana corporation, and its successors.

“Company’s 2020 Form 10-K” means the Company’s annual report on Form 10-K for 2020, as filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Confirming Bank” means, with respect to any Bank, any other bank that has agreed, by delivery of a confirming bank agreement in substantially the form of Exhibit E (a “Confirming Bank Agreement”), that such other bank will itself honor the obligations of such Bank in respect of a drawing complying with the terms of a Letter of Credit as if, and to the extent, such other bank were the “Issuing Bank” named in such Letter of Credit.

“Confirming Bank Agreement” has the meaning set forth in the definition of “Confirming Bank”.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capitalization” means, at any date, the sum of Consolidated Total Indebtedness and Adjusted Consolidated Net Worth.

“Consolidated Total Indebtedness” means, at any date, the aggregate amount of all Non-Operating Indebtedness of the Company and its Consolidated Subsidiaries.

“Continued Existing Fronted Letters of Credit” means each Fronted Letter of Credit under (and as defined in) the Existing Credit Agreement outstanding as of the Effective Date and listed on Part A of Schedule II, which, in each case, shall be deemed issued and continued as a Fronted Letter of Credit hereunder pursuant to the third paragraph of Section 2.01(a).

“Continued Existing Syndicated Letters of Credit” means each Syndicated Letter of Credit under (and as defined in) the Existing Credit Agreement outstanding as of the Effective Date and listed on Part B of Schedule II, which, in each case, shall be deemed issued and continued as a Syndicated Letter of Credit hereunder pursuant to the second paragraph of Section 2.01(a) (and amended in accordance with the terms thereof).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Documents” means (a) this Agreement, (b) the Notes, (c) with respect to any Subsidiary Account Party that becomes an Account Party after the Effective Date, the Subsidiary Joinder Agreement to which it is a party and (d) with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (ii) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Credit Exposure” means, with respect to any Bank at any time, the sum of (a) the aggregate principal amount of such Bank’s Loans and (b) the aggregate amount of such Bank’s LC Exposure, in each case, outstanding at such time.

“Credit Party” means the Administrative Agent, each Fronting Issuing Bank or any Bank.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Debt of others Guaranteed by such Person, (h) all obligations of such Person in respect of Disqualified Capital Stock and (i) all Instruments of such Person to the extent they would not be included in Adjusted Consolidated Net Worth; provided that the definition of “Debt” does not include any obligations of such Person (i) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (ii) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its obligations in respect of Letters of Credit (including its participations in Fronted Letters of Credit) or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Fronting Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and obligations in respect of then outstanding Letters of Credit (including its participations in then outstanding Fronted Letters of Credit) under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by the Administrative Agent or such Fronting Issuing Bank of such certification in form and substance satisfactory to the Administrative Agent and (if applicable) such Fronting Issuing Bank, (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action, or (e) ceases to be a NAIC Approved Bank and has failed to comply with its obligations under Section 2.16(b).

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“Disqualified Capital Stock” means that portion of any Capital Stock (other than Capital Stock that is solely redeemable, or at the election of the issuer thereof (not subject to any condition), may be redeemed, with Capital Stock that is not Disqualified Capital Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to 180 days after the first anniversary of the Commitment Termination Date.

“Dollars” and the sign “$” means lawful money in the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

“Early Opt-in Election” means the occurrence of:

(1)    a determination by the Administrative Agent, or a notification by the Company to the Administrative Agent that the Company has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 8.01(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Adjusted LIBOR, and

(2)    the joint election by the Administrative Agent and the Company to replace Adjusted LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Banks.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.02.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Issuance” means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Capital Stock issued upon the exercise thereof) or (iii) any other security or instrument representing Capital Stock (or the right to obtain any Capital Stock) in such Person or (b) the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that Equity Issuance shall not include, with respect to any Subsidiary of the Company, any such issuance or sale by such Subsidiary to the Company or another Subsidiary or any capital contribution by the Company or another Subsidiary to such Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Loan” means a Loan to be made by a Bank pursuant to Section 2.04 as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Credit Agreement dated as of July 31, 2019 among the Company, the Subsidiary Account Parties, the banks party thereto and Bank of America, as Administrative Agent, as amended and in effect immediately prior to the effectiveness of this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fronted LC Commitment” means, with respect to any Fronting Issuing Bank, the maximum aggregate undrawn amount of Fronted Letters of Credit which such Fronting Issuing Bank shall have agreed to issue hereunder (as set forth (i) in the case of any Fronting Issuing Bank party hereto as of the Effective Date, beneath the signature of such Fronting Issuing Bank on its signature page hereto or (ii) in the case of any Bank that shall become a Fronting Issuing Bank after the Effective Date, in the written instrument referred to in the definition of “Fronting Issuing Bank” by which it agrees to be a Fronting Issuing Bank hereunder), as such maximum amount may be changed from time to time in accordance with Section 2.01(a).

“Fronted LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Fronted Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Fronted Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time. The Fronted LC Exposure of any Bank shall at any time be its Applicable Percentage of the total Fronted LC Exposure at such time.

“Fronted Letter of Credit” means a letter of credit issued by a Fronting Issuing Bank as the sole issuing bank, and shall include the Continued Existing Fronted Letters of Credit.

“Fronting Issuing Bank” means each Bank that has agreed to be a Fronting Issuing Bank and to issue Fronted Letters of Credit hereunder, as evidenced by such Bank’s execution of a signature page to this Agreement in its capacity as a “Fronting Issuing Bank” or, if such Bank shall have so agreed with the Company at any time after the Effective Date, by a written instrument executed by such Bank and the Company and delivered to the Administrative Agent hereunder (which instrument shall be in form and substance satisfactory to the Administrative Agent), whereupon such Bank shall become a Fronting Issuing Bank hereunder.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Company in its capacity as guarantor of the obligations of each other Account Party pursuant to the provisions of Article IX.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Instruments” means Securities (as defined below) that are given equity credit by S&P or Moody’s (and as to which, in the case of any Instrument issued after the Effective Date, the Company shall have provided evidence of such credit to the Administrative Agent), provided that the term “Instruments” shall exclude any Securities that are recorded in the shareholder’s equity section of the consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC. As used herein “Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Insurance Subsidiary” means any Restricted Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Interest Election Request” means a request by an Account Party to convert or continue a Borrowing in accordance with Section 2.05(b).

“Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the applicable Account Party may elect in the applicable Notice of Borrowing or Interest Election Request; provided that:

(a)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)    any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and

(c)    any Interest Period which begins before the Commitment Termination Date and would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“LC Disbursement” means a payment made by a Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Syndicated LC Exposure at such time plus (b) the Fronted LC Exposure at such time. The LC Exposure of any Bank shall at any time be the sum of (a) its Syndicated LC Exposure at such time plus (b) its Fronted LC Exposure at such time.

“LC Reimbursement Loan” means a Loan the proceeds of which are used solely to finance the reimbursement of LC Disbursements as contemplated by Section 2.03(a).

“Letters of Credit” means letters of credit issued under Section 2.01 and shall include Syndicated Letters of Credit and Fronted Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect on (a) business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the material rights and remedies of the Banks under the Credit Documents.

“Material Subsidiary” means any Subsidiary of the Company with assets of $150,000,000 or more.

“Moody’s” means Moody’s Investors Service, Inc. or such affiliate thereof that may from time to time issue the credit ratings for the Company as contemplated hereby.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means (a) any Bank that is a bank listed on the most current “List of Qualified U.S. Financial Institutions” approved by the NAIC (the “NAIC Approved Bank List”) or (b) any Bank as to which its Confirming Bank is a bank listed on the NAIC Approved Bank List.

“NAIC Approved Bank List” has the meaning set forth in the definition of “NAIC Approved Bank”.

“Net Proceeds” means, with respect to any Equity Issuance, the aggregate cash proceeds received in respect of such Equity Issuance, net of all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Company) in connection therewith; provided that Net Proceeds of any Equity Issuance shall not include any proceeds received in respect of the exercise of stock options held by officers, directors, employees, or consultants of the Company or any of its Subsidiaries.

“Newly Acquired Subsidiary” means any Subsidiary that is not a Subsidiary on the date hereof but that becomes a Subsidiary after the date hereof, but only during the 180 days after the first date on which such Subsidiary became a Subsidiary.

“Newly Acquired Subsidiary Debt” has the meaning set forth in Section 6.01(e). “Non-Defaulting Banks” means any Bank that is not a Defaulting Bank.

“Non-Operating Indebtedness” of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

“Notes” means a promissory note or notes of an Account Party, substantially in the form of Exhibit A hereto, evidencing the obligation of such Account Party to repay the Loans made to it hereunder, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.05(a).

“Operating Indebtedness” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of AXXX, XXX and other similar life reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar life reserves, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company and its Subsidiaries being called upon to make such principal and interest payments or (e) excluded from financial leverage by both S&P and Moody’s in their evaluation of such Person.

“Other Rate Early Opt-in” means the Administrative Agent and the Company have elected to replace Adjusted LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 8.01(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.06(b).

“Participant Register” has the meaning set forth in Section 10.06(e).

“Patriot Act” has the meaning set forth in Section 4.17.

“Payment Account” means an account designated by the Administrative Agent in a notice to the Account Parties and the Banks to which payments hereunder are to be made.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Dates” means the last business day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended from time to time, and as interpreted by the SEC.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Banks” means at any time Banks having Commitments representing more than 50% of the aggregate amount of the Commitments at such time; provided that, if the Commitments have expired or been terminated, “Required Banks” means Banks having more than 50% of the aggregate amount of the Credit Exposures of the Banks at such time.

“Rescindable Amount” has the meaning as defined in Section 2.13(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of an Account Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.02, the secretary or any assistant secretary of an Account Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Account Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Account Party designated in or pursuant to an agreement between the applicable Account Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of an Account Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Account Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Account Party.

“Restricted Subsidiary” means (a) any Subsidiary that has total assets in excess of 10% of the total assets of the Company and its Consolidated Subsidiaries (based upon and as of the date of the filing of the most recent consolidated balance sheet of the Company furnished pursuant to Section 4.04 or 5.01), (b) any Subsidiary formed or organized after the Effective Date that owns, directly or indirectly, greater than 10% of Capital Stock in any other Restricted Subsidiary and (c) each Subsidiary Account Party (so long as it remains a Subsidiary Account Party hereof). In the event that the aggregate total assets of the Restricted Subsidiaries represents less than 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01), the Company shall promptly designate an additional Subsidiary or Subsidiaries as Restricted Subsidiaries in order that, after such designation, the aggregate total assets of the Restricted Subsidiaries represent at least 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01).

“Sanctions” has the meaning set forth in Section 4.17.

“Sanctions Laws” has the meaning set forth in Section 4.17.

“S&P” means Standard & Poor’s Financial Services LLC or such affiliate thereof that may from time to time issue the credit ratings for the Company as contemplated hereby.

“SEC” means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

“Secured Obligations” has the meaning set forth in Section 2.03(e).

“SOFR Early Opt-in” means the Administrative Agent and the Company have elected to replace Adjusted LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 8.01(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Subsidiary Account Parties” means each Subsidiary of the Company that is listed on the signature pages hereof under the caption “SUBSIDIARY ACCOUNT PARTIES” and each other Subsidiary of the Company that shall become a Subsidiary Account Party pursuant to Section 10.13, so long as such Subsidiary shall remain a Subsidiary Account Party hereunder.

“Sustainability Coordinator” means BofA Securities, in its capacity as the sustainability coordinator.

“Syndicated LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Syndicated Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Syndicated Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time. The Syndicated LC Exposure of any Bank shall at any time be its Applicable Percentage of the total Syndicated LC Exposure at such time.

“Syndicated Letter of Credit” means a single multi-bank letter of credit issued by all of the Banks (acting through the Administrative Agent in accordance with the provisions hereof) in which each Bank, as an issuing bank thereunder, has a several (but not joint) obligation in respect of a specified portion of the amount of such letter of credit, and shall include the Continued Existing Syndicated Letters of Credit.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the Loan is a Base Rate Loan or a Euro-Dollar Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article V for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks. Without limiting the foregoing, unless and until the Company notifies the Administrative Agent otherwise, leases shall be classified and accounted for on a basis that does not give effect to Accounting Standards Update 2016-02 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.03    Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans to be made to an Account Party pursuant to Section 2.04, or converted or continued pursuant to Section 2.05(b), on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans).

SECTION 1.04    Other Interpretive Provisions. Any reference herein to a merger, consolidation, assignment, sale, or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.05    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates for Euro-Dollar Loans or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

ARTICLE II

THE CREDITS

SECTION 2.01    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, at the request of any Account Party, at any time and from time to time during the Commitment Availability Period, (i) each Bank agrees to issue Syndicated Letters of Credit and (ii) each Fronting Issuing Bank agrees to issue Fronted Letters of Credit, in each case denominated in Dollars for the account of such Account Party, that will not result in (x) the aggregate outstanding amount of the Credit Exposures of the Banks exceeding the aggregate amount of the Commitments of the

Banks, (y) the aggregate outstanding amount of the Credit Exposure of such Bank exceeding the aggregate amount of the Commitment of such Bank and (z) with respect to Fronted Letters of Credit, the aggregate undrawn amount of Fronted Letters of Credit issued by such Fronting Issuing Bank exceeding its Fronted LC Commitment.

Each Syndicated Letter of Credit shall be a standby letter of credit in such form as the relevant Account Party shall request and which (i) the Administrative Agent shall determine in good faith does not contain any obligations, or diminish any rights, of any Bank with respect thereto or other terms thereof that are inconsistent with the terms hereof or (ii) the Required Banks shall approve. Without the prior consent of each Bank, no Syndicated Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Banks thereunder, and each Syndicated Letter of Credit shall be issued by all of the Banks having Commitments at the time of issuance as a single multi-bank letter of credit, but the obligation of each Bank thereunder shall be several and not joint, based upon its Applicable Percentage of the aggregate undrawn amount of such Letter of Credit. Subject to the terms and conditions hereof, as of the Effective Date, each Continued Existing Syndicated Letter of Credit shall automatically be deemed issued and continued as a Syndicated Letter of Credit hereunder by all of the Banks having Commitments on the Effective Date. From and after the Effective Date, the obligation of each Bank in respect of each Continued Existing Syndicated Letter of Credit shall be several and not joint, based upon its Applicable Percentage and the aggregate undrawn amount thereof, and each Continued Existing Syndicated Letter of Credit shall be a Syndicated Letter of Credit for all purposes of this Agreement.

Each Fronted Letter of Credit shall be a standby letter of credit in such form as the relevant Account Party shall request and reasonably acceptable to the Administrative Agent and the applicable Fronting Issuing Bank with respect thereto. Each Fronted Letter of Credit shall be issued by, and be the sole obligation as issuing bank of, the applicable Fronting Issuing Bank. No Bank shall have any obligation hereunder to become a Fronting Issuing Bank hereunder and any election to do so shall be in the sole discretion of each Bank. Notwithstanding anything herein to the contrary, any addition or removal of a Fronting Issuing Bank hereunder or change in its Fronted LC Commitment may be effected only with the agreement of such Fronting Issuing Bank and the Company (and with the consent of Administrative Agent (such consent not to be unreasonably withheld)) (provided that no such change shall increase the Commitment of any Bank).

(b)    Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent and (in the case of a Fronted Letter of Credit) the applicable Fronting Issuing Bank (if by hand delivery or telecopy, not later than noon (New York City time) on the Domestic Business Day prior to, and if by approved electronic communication, not later than 10:00 a.m. (New York City time) on the date of, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Syndicated Letter of Credit or Fronted Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Letter of Credit.

If requested by the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank through the Administrative Agent, such Account Party also shall submit a letter of credit application on standard form of the Person that is serving as Administrative Agent or such Fronting Issuing Bank, as applicable, in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Account Party to, or entered into by any Account Party with, the Person that is serving as Administrative Agent or such Fronting Issuing Bank, as applicable, relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If any Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank shall give notice to the beneficiary thereof on or before the time specified therein that such expiry date shall not be extended (each such Letter of Credit, an “Evergreen Letter of Credit” and such notice, a “Non-Extension Notice”), then the Administrative Agent or such Fronting Issuing Bank, as applicable, will give a Non-Extension Notice under such Evergreen Letter of Credit in accordance with its terms if requested to do so by notice given to the Administrative Agent or such Fronting Issuing Bank (through the Administrative Agent) by (i) at any time a Default shall have occurred and be continuing, the Required Banks, (ii) at any time on or after the date that the Commitments are terminated, any Bank or (iii) the applicable Account Party or the Company.

(c)    Limitations on Amounts and Daily Transactions. Each Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon such issuance, amendment, renewal or extension of each Letter of Credit the Account Parties shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks.

In no event may more than 25 issuances, amendments, renewals and/or extensions of Letters of Credit occur on any day, unless the Administrative Agent shall otherwise agree.

(d)    Expiry Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (provided that such Letter of Credit may contain “evergreen” provisions for the renewal or extension thereof to a date not later than one year after the then current expiry date thereof) or (ii) the first anniversary of the Commitment Termination Date. The Company shall cause any Letter of Credit outstanding on or after the date that is ten Business Days prior to the Commitment Termination Date to be cash collateralized in accordance with Section 2.03(e) on or prior to such date and for so long as such Letter of Credit is outstanding.

(e)    Obligation of Banks. With respect to any Syndicated Letter of Credit, the obligation of any Bank under such Syndicated Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Bank’s Applicable Percentage of the aggregate undrawn amount of such Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide.

By the issuance of a Fronted Letter of Credit (or an amendment to a Fronted Letter of Credit increasing the amount thereof) (including the deemed issuance hereunder of the Continued Existing Fronted Letters of Credit) by any Fronting Issuing Bank, and without any further action on the part of any Fronting Issuing Bank or the Banks, the applicable Fronting Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Fronting Issuing Bank, a participation in such Fronted Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit. Each Bank acknowledges and agrees that its obligation to acquire participations in respect of Fronted Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Fronted Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Fronting Issuing Bank, such Bank’s Applicable Percentage of each LC Disbursement made by such Fronting Issuing Bank in respect of any Fronted Letter of Credit, promptly upon the request of such Fronting Issuing Bank at any time from the time such LC Disbursement is made until such LC Disbursement is reimbursed by the applicable Account Party or at any time after any reimbursement payment is required to be refunded to such Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the applicable Account Party pursuant to Section 2.03(a) in respect of any Fronted Letter of Credit, the Administrative Agent shall distribute such payment to the applicable Fronting Issuing Bank or, to the extent that the Banks have made payments pursuant to this paragraph to reimburse such Fronting Issuing Bank, then to the Banks and such Fronting Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the applicable Fronting Issuing Bank for any LC Disbursement shall not relieve any Account Party of its obligation to reimburse such LC Disbursement.

(f)    Adjustment of Applicable Percentages. Upon (i) each addition of a new Bank hereunder and (ii) each change in the Commitment of a Bank pursuant to this Agreement, then (A) in the case of each outstanding Syndicated Letter of Credit, with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits, ICC Publication No. 600 (or such later version thereof as may be in effect at the applicable time), or the International Standby Practices, International Chamber of Commerce, Publication No. 590 (or such later version thereof as may be in effect at the applicable time)) governing such Syndicated Letter of Credit, the Administrative Agent shall promptly amend such Syndicated Letter of Credit to specify the Banks that are parties thereto, after giving effect to such event, and such Banks’ respective Applicable Percentages as of the effective date of such amendment and (B) in the case of each outstanding Fronted Letter of Credit, the participation interest of each Bank therein shall automatically be adjusted to reflect, and each Bank shall have a participation in such Fronted Letter of Credit equal to, such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Fronted Letter of Credit after giving effect to such event.

SECTION 2.02    Issuance and Administration of Syndicated Letters of Credit. With respect to each Syndicated Letter of Credit, such Syndicated Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, the Banks party to such Syndicated Letter of Credit, and the Administrative Agent shall act as the agent of each such Bank to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit and (c) notify such Bank, the Company and the applicable Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent, in its capacity as Administrative Agent, shall have no obligation or liability for any LC Disbursement under such Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly so provide. Each Bank hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of the Person that is serving as the Administrative Agent, to execute and deliver in the name and on behalf of such Bank each Syndicated Letter of Credit to be issued by the Banks hereunder. Promptly upon the request of the Administrative Agent, each Bank will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any such Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Bank to execute and deliver each Syndicated Letter of Credit.

SECTION 2.03    Reimbursement for LC Disbursements, Cover, Etc.

(a)    Reimbursement. If any Bank shall make any LC Disbursement in respect of any Letter of Credit, the Account Party with respect to such Letter of Credit shall reimburse such Bank in respect of any such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (A) the Domestic Business Day that the Company and such Account Party receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (B) the Domestic Business Day immediately following the day that the Company and such Account Party receive such notice, if such notice is received on a day which is not a Domestic Business Day or is not received prior to 10:00 a.m., New York City time, on a Domestic Business Day; provided that, at any time during the Commitment Availability Period, such Account Party may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05(a) that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, such Account Party’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.

(b)    Reimbursement Obligations Absolute. The Account Parties’ obligations to reimburse LC Disbursements as provided in Section 2.03(a) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Banks as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 6.01(g) or (h) with respect to any other Account Party or the Guarantor of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Account Party or the Guarantor of any of such reimbursement obligations, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the obligations of any Account Party hereunder.

Neither the Administrative Agent nor any Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Bank from liability to any Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by any Account Party that are caused by (x) the gross negligence or willful misconduct of the Administrative Agent or such Bank, as the case may be, or (y) in the case of any Bank, its failure to make an LC Disbursement in respect of any drawing properly made under a Letter of Credit as provided in Section 2.03(c), in the case of each of the foregoing clauses (x) and (y), as determined by a court of competent jurisdiction. The parties hereto expressly agree that:

(i)    the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)    the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)    this sentence shall establish the standard of care to be exercised by the Administrative Agent or (in the case of any Fronted Letter of Credit) the applicable Fronting Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(c)    Disbursement Procedures. (i) The following provisions shall apply to any Syndicated Letter of Credit. The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Syndicated Letter of Credit. The Administrative Agent shall promptly after such examination, (A) notify each of the Banks, the Company and the Account Party by telephone (confirmed by telecopy) of such demand for payment and (B) deliver to each Bank a copy of each document purporting to represent a demand for payment under such Syndicated Letter of Credit. With respect to any drawing properly made under any such Syndicated Letter of Credit, each Bank will make an LC Disbursement in respect of such Syndicated Letter of Credit in accordance with its liability under such Syndicated Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks. Bank of America, as Administrative Agent, will make any such LC Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Bank in respect of any such Syndicated Letter of Credit, the Administrative Agent will notify the Company and the applicable Account Party of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its obligation to reimburse the Banks with respect to any such LC Disbursement or the Guarantor of its guarantee of such obligation.

(ii)    The following provisions shall apply to any Fronted Letter of Credit. The applicable Fronting Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Fronted Letter of Credit. The applicable Fronting Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Fronting Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Account Party of its obligation to reimburse such Fronting Issuing Bank and the Banks with respect to any such LC Disbursement.

(d)    Interim Interest. If any LC Disbursement is made, then, unless the Account Parties shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (without regard for when notice thereof is given), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Account Party reimburses such LC Disbursement, at the rate per annum equal to (i) 1% plus the Base Rate plus the Applicable Margin to but excluding the date three Domestic Business Days after such LC Disbursement and (ii) from and including the date three Domestic Business Days after such LC Disbursement, 3% plus the Base Rate plus the Applicable Margin.

(e)    Provision of Cover. In the event the Company and the Account Parties shall have provided (or be required to provide) cash collateral for outstanding Letters of Credit pursuant to Section 2.01(d), Section 2.17 or Section 6.01, the Administrative Agent will establish a separate cash collateral account (the “Collateral Account”), which may be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the “NY UCC”)), in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the “entitlement holder” (as defined in Section 8-102(a)(7) of the NY UCC)) into which there shall be deposited from time to time such amounts paid to the Administrative Agent as cash collateral for the applicable LC Exposure. As collateral security for the prompt payment in full when due of all reimbursement obligations in respect of LC Disbursements, all interest thereon, and all other obligations of the Account Parties under the Credit Documents whether or not then outstanding or due and payable (such obligations being herein collectively called the “Secured Obligations”), each of the Company and the other Account Parties hereby pledges and grants to the Administrative Agent, for the benefit of the Banks and the Administrative Agent as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 2.03(e). Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term investments as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the Collateral Account. At any time, and from time to time, while an Event of Default has occurred and is continuing, the Administrative Agent shall, if instructed by the Required Banks in their sole discretion, liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Secured Obligations due and payable. If at any time (i) no Default has occurred and is continuing and (ii) all of the Secured Obligations then due have been paid in full but Letters of Credit remain outstanding, the Administrative Agent shall, from time to time, at the request of the Company, deliver to the Company, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate undrawn amount of all outstanding Letters of Credit. When all of the Secured Obligations shall have been paid in full, all Letters of Credit have expired or been terminated and the Commitments have terminated, the Administrative Agent shall promptly deliver to the Company, for account of the Company and the other Account Parties, as applicable, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

SECTION 2.04    Loans. At any time and from time to time during the Commitment Availability Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to the Account Parties pursuant to this Section in amounts such that (x) the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks and (y) the aggregate outstanding amount of the Credit Exposure of such Bank shall not exceed the Commitment of such Bank. Each Borrowing (i) of Euro-Dollar Loans shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 and (ii) of Base Rate Loans shall be in a principal amount of $500,000 or any larger multiple of $100,000 and, in each case, shall be made from the several Banks ratably in proportion to their respective Commitments; provided that, notwithstanding the foregoing, a Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(a). Within the foregoing limits, the Account Parties may borrow under this Section, repay or, to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Commitment Availability Period under this Section. Each Bank may, at its option, make any Loan available to any Subsidiary Account Party that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof by causing any foreign or domestic branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of such Subsidiary Account Party to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.05    Notice of Borrowings; Interest Elections. (a) The applicable Account Party shall give the Administrative Agent a notice (a “Notice of Borrowing”) in writing, (A) signed by a Responsible Officer, not later than 11:00 a.m. (New York City time) on (x) the date of each Base Rate Borrowing by such Account Party and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing by such Account Party, specifying:

(i)    the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)    the aggregate amount (in Dollars) of such Borrowing,

(iii)    whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans,

(iv)    in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v)    whether the Loans comprising such Borrowing are to be LC Reimbursement Loans or (B) such other form of notice as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

(b)    Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Euro-Dollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the applicable Account Party may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Euro-Dollar Borrowing, may elect Interest Periods therefor, all as provided in this subsection (b). The applicable Account Party may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section, the applicable Account Party shall notify the Administrative Agent of such election by the time that a Notice of Borrowing would be required under Section 2.05(a) if such Account Party were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be in writing, irrevocable and in a form approved by the Administrative Agent and signed by a Responsible Officer of such Account Party. Each Interest Election Request shall specify the following information in compliance with Section 2.04:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or a Euro-Dollar Borrowing; and

(iv)    if the resulting Borrowing is a Euro-Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Euro-Dollar Borrowing but does not specify an Interest Period, then the applicable Account Party shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing. If the applicable Account Party fails to deliver a timely Interest Election Request with respect to a Euro-Dollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Account Parties, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto. After giving effect to all Borrowings, all conversions of Borrowings from one Type to the other, and all continuations of Loans of the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

SECTION 2.06    Funding of Loans.

(a)    Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Account Party.

(b)    Not later than 1:00 p.m. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 10.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the applicable Account Party at the Administrative Agent’s aforesaid address.

(c)    If any Bank makes a new Loan hereunder to an Account Party on a day on which such Account Party is to repay all or any part of an outstanding Loan or unreimbursed LC Disbursement from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b) of this Section, or remitted by such Account Party to the Administrative Agent as provided in Section 2.13, as the case may be.

(d)    Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Account Party on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and such Account Party severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Account Party until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Account Party, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.09 and (ii) in the case of such Bank, the higher of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.07    Evidence of Loans.

(a)    Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of each Account Party to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Commitments of the Banks.

(b)    The Administrative Agent, acting solely for this purpose as an agent of the Account Parties, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive absent clear error, and the Account Parties, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Account Parties and any Bank at any reasonable time and from time to time upon reasonable prior notice.

(c)    The failure of any Bank or the Administrative Agent to maintain such records required by this Section 2.07 or any error therein shall not in any manner affect the obligations of the Account Parties to repay the Loans in accordance with the terms of this Agreement.

(d)    Any Bank may request that the Loans of such Bank to an Account Party be evidenced by a single Note, in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type, payable by such Account Party to such Bank for the account of its Applicable Lending Office. In such event, such Account Party shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, once recorded in and to the extent consistent with the information contained in the Register, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, to such payee and its registered assigns). For any Loan evidenced by a Note pursuant to this clause (d), any transfer of a Note must be recorded in the Register in order to be effective.

SECTION 2.08    Maturity of Loans. Each Loan shall mature, and each Account Party hereby unconditionally promises to pay the unpaid principal of each Loan made to such Account Party (together with accrued interest thereon), on the Commitment Termination Date.

SECTION 2.09    Interest Rates of Loans.

(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin. Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be paid in full). Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin.

(b)    Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted LIBOR plus the Applicable Margin. Such interest shall be payable (i) for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and (ii) in the event of any conversion of any Euro-Dollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Euro-Dollar Loan shall be payable on the effective date of such conversion.

(c)    Any overdue principal of any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Applicable Margin plus the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum (as of the date of determination) at which one-day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Person serving as the Administrative Agent are offered to such Person in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in Section 8.01(a)(i) or (ii) shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin). Any overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof is due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin.

(d)    The Administrative Agent shall determine each interest rate applicable to the Loans and other amounts hereunder. The Administrative Agent shall give prompt notice to the applicable Account Party and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.10    Fees.

(a)    The Company agrees to pay to the Administrative Agent for account of each Bank a facility fee, which shall accrue at the Applicable Facility Fee Rate, (i) prior to the termination of such Bank’s Commitment, on the daily amount of the Commitment of such Bank (whether used or unused) during the period from and including the Effective Date to but excluding the date that the Commitments terminate and (ii) if such Bank continues to have any Credit Exposure after its Commitment terminates, on the daily amount of such Bank’s Credit Exposure from and including the date its Commitment terminates to but excluding the date such Bank ceases to have any Credit Exposure. Accrued facility fees shall be payable on each Quarterly Date, commencing on the first such date after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(b)    The Company agrees to pay to the Administrative Agent for account of each Bank a letter of credit fee with respect to Letters of Credit, which shall accrue at the Applicable Letter of Credit Commission on the daily amount available to be drawn under all outstanding Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any LC Exposure. Letter of credit fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such Business Day to occur; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(c)    The Company agrees to pay to the Administrative Agent for account of each Fronting Issuing Bank a fronting fee with respect to each Fronted Letter of Credit issued by such Fronting Issuing Bank, which shall accrue at a rate per annum agreed in writing between the Company and such Fronting Issuing Bank (and notified to the Administrative Agent) on the average daily aggregate undrawn amount of each such Fronted Letters of Credit during the period from and including the date of issuance thereof to but excluding the later of the expiry date thereof and the date on which there ceases to be any LC Exposure thereunder. Fronting fees accrued through and including each Quarterly Date shall be payable on the tenth Business Day following such Quarterly Date, commencing on the first such Business Day to occur; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after such date shall be payable on demand.

(d)    The Account Parties agree to pay, on demand, to the Administrative Agent (with respect to Syndicated Letters of Credit), and each Fronting Issuing Bank (with respect to Fronted Letters of Credit issued by it), in each case for its own account, all commissions, charges, costs and expenses with respect to the issuance, amendment, renewal and extension of each such Letter of Credit and drawings and other transactions relating thereto in amounts customarily charged from time to time in like circumstances by the Person that is serving as the Administrative Agent, or such Fronting Issuing Bank, as the case may be, or, as may be separately agreed from time to time by the Company on behalf of the Account Parties and the Administrative Agent, or such Fronting Issuing Bank, as the case may be.

(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances. Any overdue fees or other amounts, other than principal or interest, shall bear interest, payable on demand, for each day from and including the date payment thereof is due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin.

SECTION 2.11    Termination, Reduction or Increase of Commitments.

(a)    Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

(b)    The Company may, upon notice to the Administrative Agent, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000, the aggregate amount of the Commitments, provided that, (A) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (x) three Euro-Dollar Business Days prior to the date of prepayment of Euro-Dollar Loans and (y) on the date of prepayment of Base Rate Loans and (B) after giving effect to such termination or any such reduction, the aggregate outstanding amount of the Credit Exposures of the Banks shall not exceed the aggregate amount of the Commitments of the Banks. Upon receipt of such a notice, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such reduction (if such notice is a notice of reduction) and such notice shall not thereafter be revocable by the Company. Any termination or reduction of the Commitments shall be permanent.

(c)    The Company shall have the right, at any time or from time to time prior to the date that is 30 days prior to the Commitment Termination Date, to increase the aggregate Commitments hereunder by an aggregate amount of up to $1,000,000,000, by causing one or more Additional Commitment Banks (which may include any existing Bank) to provide a (or, in the case of an existing Bank, to increase its) Commitment (each such increase, an “Commitment Increase”), provided that (i) no Bank shall have any obligation hereunder to become an Additional Commitment Bank and any election to do so shall be in the sole discretion of each Bank, (ii) each Additional Commitment Bank shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall provide a Commitment (or, if such Additional Commitment Bank is an existing Bank, pursuant to which its Commitment shall be increased), (iii) unless the Administrative Agent otherwise agrees, such Commitment of any Additional Commitment Bank which is not an existing Bank shall be in an amount of at least $25,000,000 and (iv) unless the Administrative Agent otherwise agrees, each Commitment Increase shall be in an amount of at least $25,000,000. Each such Additional Commitment Bank shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Additional Commitment Bank shall, as of effective date of such Commitment Increase (which shall be a Domestic Business Day) and, unless the Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Letter of Credit is scheduled to occur, provide a Commitment (or, if any such Additional Commitment Bank is an existing Bank, increase its Commitment in the amount specified therein and (if not an existing Bank) become a Bank hereunder. Notwithstanding the foregoing, no Commitment Increase pursuant to this Section shall be effective unless:

(i)    the Company shall have given the Administrative Agent notice of any such increase at least three Domestic Business Days prior to the relevant effective date of such Commitment Increase;

(ii)    no Default or Event of Default shall have occurred and be continuing on such effective date; and

(iii)    each of the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of such effective date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice under clause (i) above shall be deemed to constitute a representation and warranty by the Company and the Subsidiary Account Parties as to the matters specified in clauses (ii) and (iii) above. On the effective date of each Commitment Increase, the Company shall simultaneously (i) prepay in full the outstanding Loans (if any) held by the Banks immediately prior to giving effect to the relevant Commitment Increase, (ii) if the Company shall have so requested in accordance with this Agreement, borrow new Loans from all Banks (including, if applicable, any new Banks) such that, after giving effect thereto, the Loans are held ratably by the Banks in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Banks the amounts, if any, payable under Section 2.14.

SECTION 2.12    Optional Prepayments.

(a)    An Account Party may, upon at least one Domestic Business Days’ notice to the Administrative Agent, prepay any Base Rate Borrowing made to such Account Party in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b)    An Account Party may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to the date of prepayment, prepay any Euro-Dollar Borrowing made to such Account Party in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.14 and (ii) notified to such Account Party by the relevant Bank at least one Domestic Business Day prior to the date of such prepayment, provided that the failure of any Bank to so notify such Account Party of the amount of any such loss or expense shall not relieve such Account Party of its obligation to pay the same.

(c)    Each prepayment pursuant to this Section shall be applied to prepay ratably the Loans of the several Banks included in the relevant Borrowing being prepaid. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Account Party. Each notice of prepayment shall be in such form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

SECTION 2.13    Payments Generally; Pro Rata Treatment.

(a)    Each Account Party shall make each payment required to be made by it hereunder (whether reimbursement of LC Disbursements, principal of or interest on the Loans, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Domestic Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 10.03 and Article VIII shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Domestic Business Day or Euro-Dollar Business Day (as applicable), the date for payment shall be extended to the next succeeding Domestic Business Day or Euro-Dollar Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements in respect of Letters of Credit or interest thereon, principal of or interest on the Loans and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of such Letters of Credit or Loans (as applicable), pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such unreimbursed LC Disbursements or principal in respect of Loans (as applicable) then due hereunder, pro rata among the Banks in accordance with the amounts of unreimbursed LC Disbursements or principal of Loans then due to the Banks.

(c)    Except to the extent otherwise provided herein: (i) each reimbursement of LC Disbursements in respect of Letters of Credit and each payment of principal in respect of Loans shall be for account of the Banks, pro rata in accordance with the amounts of unreimbursed LC Disbursements or principal of Loans (as the case may be) then due and payable to the Banks; (ii) each termination or reduction of the amount of Commitments under Section 2.11 shall be applied to the respective Commitments of the Banks, pro rata in accordance with their respective Applicable Percentages; and (iii) each payment of interest, facility fees and letter of credit fees shall be for account of the Banks, pro rata in accordance with the amounts of interest, facility fees and letter of credit fees (as the case may be) then due and payable to the Banks.

(d)    Unless the Administrative Agent shall have received notice from the Company or another Account Party prior to the date on which any payment is due to the Administrative Agent for the account of the Banks or any Fronting Issuing Bank hereunder that neither the Company nor any other Account Party will make such payment, the Administrative Agent may assume that the Company or applicable Account Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the applicable Fronting Issuing Bank, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Banks or any Fronting Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Banks or the applicable Fronting Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Bank or such Fronting Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Bank or the Company or any other Account Party with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error

(e)    If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.01(e), 2.03(a), 2.06(d), 2.13(d) or 7.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent or the applicable Fronting Issuing Bank to satisfy such Bank’s obligations to it or any such Fronting Issuing Bank under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14    Funding Losses. If an Account Party makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article VI or VIII or otherwise), or converts any Euro-Dollar Loan, on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.09(c), or if an Account Party fails to borrow, convert, continue or prepay any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.05(a), 2.05(b) or 2.12(b), as applicable, such Account Party shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to such Account Party a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.15    Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16    Provisions Relating to NAIC Approved Banks.

(a)    Each Bank agrees to use commercially reasonable efforts in order to, at all times, (i) be listed on the NAIC Approved Bank List or (ii) maintain in effect a Confirming Bank Agreement with a Person which is listed on the NAIC Approved Bank List to act as a Confirming Bank for such Bank in respect of its obligations under the Syndicated Letters of Credit (which Person, prior to entering in such Confirming Bank Agreement, shall be subject to the prior written consent of each of the Company and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld). If any Bank shall enter into a Confirming Bank Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Company and the Administrative Agent. If at any time any Bank shall cease to be a NAIC Approved Bank, such Bank shall promptly notify the Company and the Administrative Agent and forthwith comply with its obligations under this subsection (a).

(b)    If at any time any Bank shall not be listed on the NAIC Approved Bank List and shall not have in effect a Confirming Bank Agreement with a Person which is so listed (provided such Bank is not a Defaulting Bank at such time), such Bank shall be obligated to provide cash collateral for its LC Exposure on the following terms:

(i)    With respect to any then existing Fronted LC Exposure of such Bank, at the option of the applicable Fronting Issuing Bank, such Bank shall forthwith deliver to the Administrative Agent an amount in cash equal to the maximum amount of such Fronted LC Exposure (such amount provided in respect of such Fronted LC Exposure being herein called “Fronted LC Cash Collateral”). Upon receipt of any Fronted LC Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Fronted LC Cash Collateral), the Administrative Agent will establish one or more cash collateral accounts (which, in each case, may be a “securities account” (as defined in Section 8-501 of the NY UCC, in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the “entitlement holder” (as defined in Section 8-102(a)(7) of the NY UCC)) (each such cash collateral account, a “Fronted LC Collateral Account”) and deposit therein the relevant portion of such Fronted LC Cash Collateral (including the relevant portion of any additional cash collateral provided by such Bank in respect of its additional Fronted LC Exposure pursuant to clause (iii) below) as collateral solely for the benefit of the applicable Fronting Issuing Bank to secure such Bank’s obligations in respect of the Fronted LC Exposure with respect to Fronted Letters of Credit issued by such Fronting Issuing Bank and such Bank hereby pledges and grants to the Administrative Agent, for the benefit of the applicable Fronting Issuing Bank, a security interest in all of its right, title and interest in and to each Fronted LC Collateral Account and the balances from time to time therein (including the investments and reinvestments therein provided for below). The balances from time to time in a Fronted LC Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.

(ii)    With respect to any then existing Syndicated LC Exposure of such Bank, subject to the payment by such Bank of a fee reasonably determined by Bank of America, Bank of America agrees to act as a Confirming Bank for (and to enter into a Confirming Bank Agreement with) such Bank with respect to such Bank’s then existing Syndicated LC Exposure (and such additional Syndicated LC Exposure of such Bank, to the extent provided in clause (iii) below) and (unless not required by Bank of America in its sole discretion) such Bank shall forthwith deliver to the Administrative Agent an amount in cash equal to the maximum amount of such Syndicated LC Exposure (such amount provided in respect of such Syndicated LC Exposure being herein called the “Syndicated LC Cash Collateral”). Upon receipt of any Syndicated LC Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Syndicated LC Cash Collateral) by the Administrative Agent from such Bank, the Administrative Agent will establish a cash collateral account (of the type described in clause (i) above) (the “Syndicated LC Collateral Account” and, together with each Fronted LC Collateral Account, each a “LC Collateral Account”) and deposit therein such Syndicated LC Cash Collateral (including any additional cash collateral provided by such Bank in respect of its additional Syndicated LC Exposure pursuant to clause (iii) below) as collateral solely for the benefit of Bank of America to secure such Bank’s obligations to Bank of America under such Confirming Bank Agreement in respect of such Bank’s Syndicated LC Exposure and such Bank hereby pledges and grants to the Administrative Agent, for the benefit of Bank of America, a security interest in all of its right, title and interest in and to the Syndicated LC Collateral Account and the balances from time to time therein (including the investments and reinvestments therein provided for below). The balances from time to time in the Syndicated LC Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.

(iii)    If at any time thereafter the Account Parties shall request additional Letters of Credit and at such time such Bank shall not be a NAIC Approved Bank (provided such Bank is not a Defaulting Bank), such Bank shall provide additional cash collateral in respect of its Applicable Percentage of the maximum amount of the LC Exposure under such Letter of Credit in accordance with clause (i) or (ii) above, as applicable (provided that, with respect to any Fronted LC Exposure, such collateral shall be provided only at the option of the applicable Fronting Issuing Bank) and, upon receipt of such collateral, the Administrative Agent shall deposit, hold and apply such collateral as Fronted LC Cash Collateral or Syndicated LC Cash Collateral, as applicable, in accordance with this subsection (b).

(iv)    Anything in this Agreement to the contrary notwithstanding, funds held in any LC Collateral Account established under this subsection (b) shall be subject to withdrawal only as provided herein. Amounts on deposit in each LC

Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term investments as the Administrative Agent shall determine in its sole discretion or, in the case of any Fronted LC Collateral Account, as the applicable Fronting Issuing Bank for whose benefits the funds therein have been pledged may direct the Administrative Agent or, in the case of the Syndicated LC Collateral Account, as Bank of America may direct the Administrative Agent. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the relevant LC Collateral Account for the benefit of the Person for which such funds are being held. At any time, and from time to time, the Administrative Agent shall, if instructed by (in the case of any Fronted LC Collateral Account) the applicable Fronting Issuing Bank in its sole discretion or (in the case of the Syndicated LC Collateral Account) Bank of America in its sole discretion, as the case may be, liquidate any such investments and reinvestments and credit the proceeds thereof to such LC Collateral Account and apply or cause to be applied the balances therein to the payment of such Bank’s obligations then due and payable which are secured by such balances.

(v)    If at any time the Letters of Credit in respect of any LC Exposure for which cash collateral has been provided by such Bank under this subsection (b) shall no longer exist, the Administrative Agent shall, at the request of such Bank, deliver to such Bank (with the concurrence of the applicable Fronting Issuing Bank or Bank of America, as applicable), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant LC Collateral Account.

(vi)    If at any time such Bank shall have become a NAIC Approved Bank, subject, in the case of any Syndicated LC Exposure of such Bank, to (x) the termination of the Confirming Bank Agreement entered into between Bank of America and such Bank releasing Bank of America’s obligation thereunder to act a Confirming Bank for such Bank and (y) with the consent of the beneficiary under each Syndicated Letter of Credit to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit), the amendment of each such Syndicated Letter of Credit by the Administrative Agent to reinstate such Bank’s liability thereunder (and terminate Bank of America’s liability thereunder as such Confirming Bank), the Administrative Agent shall, at the request of such Bank, deliver to such Bank (with the concurrence of the applicable Fronting Issuing Bank (with respect to any Fronted LC Exposure) or Bank of America (with respect to any Syndicated LC Exposure)), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant LC Collateral Account.

(c)    Notwithstanding anything herein to the contrary, so long as any Bank shall not be a NAIC Approved Bank, the Company may, upon notice to such Bank and the Administrative Agent, require such Bank, at the expense of such Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements (including participations therein), principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements, Loans and accrued interest and fees) or the applicable Account Parties (in the case of all other amounts) (provided that the Account Parties may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Account Parties in effecting such assignment).

SECTION 2.17    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)    facility fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.10(a);

(b)    the Commitment and Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;

(c)    with respect to any Fronted LC Exposure (if any):

(i)    all or any part of the Fronted LC Exposure of such Defaulting Bank (other than such Fronted LC Exposure that is cash collateralized pursuant to Section 2.16(b)) shall be reallocated among the Non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all Non-Defaulting Banks’ Credit Exposures plus such Defaulting Bank’s LC Exposure does not exceed the total of all Non-Defaulting Banks’ Commitments and (y) such reallocation does not, as to any non-Defaulting Bank, cause such non-Defaulting Bank’s Credit Exposure to exceed its Commitment (and, if such reallocation can only partially be effected, such reallocation shall be made ratably among the then outstanding Fronted Letters of Credit, unless otherwise agreed by the Fronting Issuing Banks and the Administrative Agent);

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Account Party under each outstanding Fronted Letter of Credit shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable Fronting Issuing Bank only such Account Party’s obligations in respect thereof corresponding to such Defaulting Bank’s Fronted LC Exposure thereunder (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(e) for so long as such Fronted LC Exposure is outstanding;

(iii)    if the Account Parties cash collateralizes any portion of such Defaulting Bank’s Fronted LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any letter of credit fees to such Defaulting Bank pursuant to Section 2.10(b) with respect to such Defaulting Bank’s Fronted LC Exposure during the period and to the extent that such Defaulting Bank’s Fronted LC Exposure is cash collateralized;

(iv)    if the Fronted LC Exposure of the Non-Defaulting Banks is reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Banks pursuant to Section 2.10(b) shall be adjusted in accordance with such Non-Defaulting Banks’ Applicable Percentages;

(v)    if all or any portion of such Defaulting Bank’s Fronted LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any applicable Fronting Issuing Bank or any other Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such Fronted LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Bank’s Fronted LC Exposure shall be payable to the applicable Fronting Issuing Banks until and to the extent that such Fronted LC Exposure is reallocated and/or cash collateralized;

(vi)    so long as such Bank is a Defaulting Bank, no Fronting Issuing Bank shall be required to issue, amend or increase any Fronted Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding Fronted LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Banks and/or cash collateral will be provided by the Account Parties in accordance with Section 2.17(c), and participating interests in any newly issued or increased Fronted Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.17(c)(i) (and such Defaulting Bank shall not participate therein); and

(vii)    if (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) any Fronting Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, such Fronting Issuing Bank shall not be required to issue, amend or increase any Fronted Letter of Credit, unless such Fronting Issuing Bank shall have entered into arrangements with the Account Parties or such Bank, satisfactory to such Fronting Issuing Bank, to defease any risk to it in respect of such Bank hereunder;

(d)    with respect to any Syndicated LC Exposure (if any):

(i)    letter of credit fees shall cease to accrue on such Defaulting Bank’s Syndicated LC Exposure pursuant to Section 2.10(b);

(ii)    with respect to any Syndicated Letter of Credit outstanding at the time such Bank becomes a Defaulting Bank, with the consent of the beneficiary thereunder to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit), (x) all or any part of the Syndicated LC Exposure of such Defaulting Bank (other than any such Syndicated LC Exposure for which Bank of America is then acting as a Confirming Bank for such Defaulting Bank pursuant to Section 2.16(b)) shall be reallocated among the Non-Defaulting Banks in accordance with their respective Applicable Percentages but only to the extent (I) the sum of all Non-Defaulting Banks’ Credit Exposures plus such Defaulting Bank’s LC Exposure does not exceed the total of all Non-Defaulting Banks’ Commitments and (II) such reallocation does not, as to any non-Defaulting Bank, cause such non-Defaulting Bank’s Credit Exposure to exceed its Commitment and (y) each such Syndicated Letter of Credit (other than any Syndicated Letter of Credit in respect of which Bank of America is then acting as a Confirming Bank for such Bank pursuant to Section 2.16(b)) shall be amended by the Administrative Agent to specify the Banks that are parties to such Syndicated Letter of Credit (excluding, for avoidance of doubt, such Bank), after giving effect to such event, and such Banks’ respective Applicable Percentages as of the effective date of such amendment;

(iii)    if the Syndicated LC Exposure of the Non-Defaulting Banks is reallocated with respect to any Syndicated Letter of Credit pursuant to clause (ii) above, then the letter of credit fees payable to the Banks with respect to such Syndicated Letter of Credit pursuant to Section 2.10(b) shall be adjusted in accordance with such Non-Defaulting Banks’ Applicable Percentages; and

(iv)    the Syndicated LC Exposures of the Banks in respect of any newly issued Syndicated Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with clause (ii) above (and such Defaulting Bank shall have no obligation under each such Syndicated Letter of Credit to the extent such Syndicated LC Exposures in respect thereof are so reallocated);

(e)    until such time as the readjustments with respect to such Defaulting Bank are effected pursuant to subsection (f) of this Section, the Company may, upon notice to such Defaulting Bank and the Administrative Agent, require such Bank, at the expense of such Defaulting Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Letters of Credit issued, or participated in, by such Defaulting Bank to any Person that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that (i) such Defaulting Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements (including participations therein), principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements, Loans and accrued interest and fees) or the applicable Account Parties (in the case of all other amounts) (provided that the Account Parties may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Account Parties in effecting such assignment) and (ii) concurrently with such assignment, to the extent any LC Exposure of such Defaulting Bank theretofore shall have been reallocated pursuant to this Section, the Credit Exposures of the Banks (including, after giving effect to such assignment, such assignee) shall be readjusted (and payments made by the relevant parties) in a manner consistent with subsection (f) of this Section, such that, after giving effect thereto, the Banks (including such assignee, but not such Defaulting Bank) shall hold the Credit Exposures then outstanding in accordance with their respective Applicable Percentages; and

(f)    in the event that the Administrative Agent, the Account Parties and (to the extent there shall be Fronted Letters of Credit then outstanding) each Fronting Issuing Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall cease to be a Defaulting Bank and the Credit Exposures of the Banks shall be readjusted as follows:

(i)    with respect to any Fronted LC Exposure then outstanding, such Fronted LC Exposure shall be readjusted to reflect the inclusion of such Bank’s Commitment and such Bank shall purchase at par such of the unreimbursed LC Disbursements then outstanding (if any) of the other Banks in respect of such Fronted LC Exposure as the Administrative Agent shall determine may be necessary in order for such Bank to hold such LC Disbursements in accordance with its Applicable Percentage;

(ii)    with respect to any Syndicated LC Exposure then outstanding, (x) with the consent of the beneficiary under each outstanding Syndicated Letter of Credit to the extent required by the terms thereof or under applicable law (including, if applicable, the Uniform Customs and Practices for Documentary Credits governing such Syndicated Letter of Credit) and to the extent such Syndicated Letter of Credit was theretofore amended or issued pursuant to subsection (d)(ii) or (d)(iv), as applicable, of this Section to reflect the exclusion of such Bank’s Commitment, (I) each such Syndicated Letter of Credit shall be amended by the Administrative Agent to specify the Banks (including such Bank) that are then parties to such Syndicated Letter of Credit and such Banks’ respective Applicable Percentages, in each case reflecting the inclusion of such Bank’s Commitment, as of the effective date of such amendment and (II) if such Syndicated Letter of Credit was not theretofore amended pursuant to subsection (d)(ii) of this Section to reflect the exclusion of such Bank’s Commitment thereunder, but instead the amount of such Syndicated Letter of Credit was increased or a new Letter of Credit was issued hereunder in favor of the beneficiary of such Syndicated Letter of Credit in order to provide such beneficiary with an aggregate undrawn amount of Letters of Credit from the

Non-Defaulting Banks (including, if applicable, the applicable Fronting Issuing Banks) in the amount required by such beneficiary, the amount of such Syndicated Letter of Credit or new Letter of Credit shall be amended by the Administrative Agent to decrease the amount thereof, or the Company shall arrange for such new Letter of Credit to be surrendered by such beneficiary to the Administrative Agent or the applicable Fronting Issuing Bank, in order to reflect the inclusion of such Bank’s Commitment pursuant to the amendment to such Syndicated Letter of Credit under sub-clause (I) above (provided that, notwithstanding anything herein to the contrary, the Company shall not be required to pay any letter of credit fees to such Bank pursuant to Section 2.10(b) until such amendments with respect to such Letters of Credit shall have become effective); (y) (subject to clause (x) being satisfied with respect to a Syndicated Letter of Credit) the Syndicated LC Exposure of the Banks with respect to such Syndicated Letter of Credit shall be readjusted to reflect the inclusion of such Bank’s Commitment; and (z) (subject to clause (x) being satisfied with respect to a Syndicated Letter of Credit) such Bank shall purchase at par such of the unreimbursed LC Disbursements then outstanding (if any) of the other Banks with respect to such Syndicated Letter of Credit as the Administrative Agent shall determine may be necessary in order for such Bank to hold such LC Disbursements in accordance with its Applicable Percentage; and

(iii)    with respect to any Loans then outstanding, such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.18    ESG Amendment. After the Effective Date, the Company, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Company and its Subsidiaries. The Sustainability Coordinator and the Company may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. on the seventh Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks and the Company unless, prior to such time, Banks comprising the Required Banks have delivered to the Administrative Agent (who shall promptly notify the Company) written notice that such Required Banks object to such ESG Amendment. In the event that Required Banks deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Banks, the Company and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on the Company’s performance against the KPIs, certain adjustments to the Applicable Facility Fee Rate, Applicable Letter of Credit Commission, Applicable Margin for Base Rate Loans, and Applicable Margin for Eurocurrency Loans may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease of more than (a) 1.00 basis point in the Applicable Facility Fee Rate and/or (b) 5.00 basis points in the Applicable Margin for Base Rate Loans, Applicable Margin for Eurocurrency Loans or Applicable Letter of Credit Commission, in each case, determined based upon the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt on the effective date of the ESG Amendment, provided that in no event shall the Applicable Margin be less than zero. The pricing adjustments pursuant to the KPIs will require, among other things, reporting and validation of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2020 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Company and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Facility Fee Rate, Applicable Letter of Credit Commission, Applicable Margin for Base Rate Loans, or Applicable Margin for Eurocurrency Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Banks.

SECTION 2.19    Sustainability Coordinator. The Sustainability Coordinator will (i) assist the Company in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Company in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

ARTICLE III

CONDITIONS

SECTION 3.01    Each Credit Extension. The obligation of each Bank to issue, amend, renew or extend any Letter of Credit or to make any Loan is subject to the satisfaction of the following conditions:

(a)    in the case of a Letter of Credit, receipt by the Administrative Agent of a notice of issuance, amendment, renewal or extension, as the case may be, with respect to such Letter of Credit, as required by Section 2.01(b) or, in the case of a Borrowing, receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.05(a);

(b)    the fact that, immediately before and after issuance, amendment, renewal or extension of such Letter of Credit or such Loan no Default or Event of Default shall have occurred and be continuing; and

(c)    the fact that the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of the date of such issuance, amendment, renewal or extension of such Letter of Credit or such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), provided that the exception in the first parenthetical phrase in this clause (c) shall not apply in the case of any issuance, amendment, renewal or extension of a Letter of Credit or the making of a Loan on the Effective Date or with respect to the certificate under clause (d) of Section 3.02.

Each issuance, amendment, renewal or extension of a Letter of Credit and the making of any Loan hereunder shall be deemed to be a representation and warranty by the applicable Account Party on the date of such issuance, amendment, renewal or extension or Loan, as the case may be, as to the facts specified in clauses (b) and (c) of this Section.

SECTION 3.02    Effectiveness. This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

(a)    receipt by the Administrative Agent of counterparts hereof signed by each of the Persons listed on the signature pages hereto;

(b)    receipt by the Administrative Agent of an opinion of counsel of the Company reasonably satisfactory to the Administrative Agent, substantially in the form of Exhibit B hereto;

(c)    receipt by the Administrative Agent of an opinion of Morgan, Lewis & Bockius LLP, special New York counsel to Bank of America, substantially in the form of Exhibit C hereto;

(d)    receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a senior financial officer of the Company, certifying as to clauses (b) and (c) of Section 3.01;

(e)    receipt by the Administrative Agent of (i) copies of the articles of organization and by-laws (or entity equivalents) for each Account Party, (ii) except with respect to Lincoln National Reinsurance Company (Barbados) Limited, a certificate of good standing or status (or equivalent) certified by the secretary of state of such Account Party’s jurisdiction of organization or formation, (iii) a certificate of incumbency for each Responsible Officer of each Account Party who has executed a Credit Document as of the Effective Date, and (iv) a copy of the resolutions of the Board of Directors of each Account Party, in form and substance satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(f)    receipt by the Administrative Agent of (i) at least three business days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least seven days prior to the Effective Date and (ii) at least three business days prior to the Effective Date, to the extent any Account Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership required by the Beneficial Ownership Certification; and

(g)    receipt by the Administrative Agent of evidence as of the Effective Date as to (i) payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to Bank of America) in connection with this Agreement, on or before the Effective Date;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than 3:00 p.m. (New York City time) July 15, 2021 or such later date as may be agreed in writing by the Company and all of the Banks. The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. For purposes of determining compliance with the conditions specified in this Section 3.02, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document (to the extent delivered to such Bank) or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the Effective Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company (other than with respect to Section 4.15) and the Subsidiary Account Parties (with respect to Section 4.15 only) represents and warrants that:

SECTION 4.01    Corporate Existence and Power. The Company (a) is a corporation duly incorporated and validly existing under the laws of the State of Indiana, (b) has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02    Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries.

SECTION 4.03    Binding Effect. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04    Financial Information.

(a)    The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2020 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company’s 2020 Form 10-K, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

(b)    The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of March 31, 2021 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity for the three months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended March 31, 2021 as filed with the SEC on Form 10-Q, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such three month period (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes).

(c)    A copy of a duly completed and signed Annual Statement or other similar report of or for each Insurance Subsidiary that is a Restricted Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2020 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d)    A copy of a duly completed and signed Quarterly Statement or other similar report of or for each Insurance Subsidiary that is a Restricted subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the quarter ended March 31, 2021 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(e)    Since December 31, 2020 and as of the Effective Date, there has been no material adverse change in the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05    Litigation. As of the Effective Date, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect, or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document.

SECTION 4.06    Compliance with ERISA. Except as would not result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07    Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2017. The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, pursuant to any assessment received by the Company or any Subsidiary, except in each to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes are, in the opinion of the Company, adequate.

SECTION 4.08    Subsidiaries. Each of the Company’s Restricted Subsidiaries (a) is a corporation duly incorporated, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation, (b) has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.09    Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10    Obligations to be Pari Passu. The Company’s obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 4.11    No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Restricted Subsidiary is a party or by which either the Company or any Restricted Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12    Restricted Subsidiaries. Set forth as Schedule III hereto is a true, correct and complete list of each Restricted Subsidiary as of the date hereof.

SECTION 4.13    Environmental Matters. The Company has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

SECTION 4.14    Full Disclosure. None of the reports, financial statements, certificates or other information, including the Beneficial Ownership Certification, if any, furnished by or on the behalf of the Company or any other Account Party to the Administrative Agent or any Bank in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made; provided that, with respect to projected or pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized).

SECTION 4.15    Separate Representations of Subsidiary Account Parties. Each of the Subsidiary Account Parties represents and warrants that:

(a)    Such Subsidiary Account Party (i) is a company duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business as now conducted and (iii) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (ii) and (iii) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    The execution, delivery and performance by such Subsidiary Account Party of this Agreement and each other Credit Document to which it is a party are within such Subsidiary Account Party’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of any organizational document of such Subsidiary Account Party or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Subsidiary Account Party or result in the creation or imposition of any Lien on any asset of such Subsidiary Account Party.

(c)    The Credit Documents (including this Agreement) to which such Subsidiary Account Party is a party constitute the legal, valid and binding obligations of such Subsidiary Account Party, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

(d)    Such Subsidiary Account Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(e)    Such Subsidiary Account Party’s obligations under this Agreement to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of such Subsidiary Account Party, with the exception of those obligations that are mandatorily preferred by law and not by contract.

(f)    No event has occurred and is continuing which constitutes or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which such Subsidiary Account Party is a party or by which either such Subsidiary Account Party or any of its assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

(g)    Such Subsidiary Account Party is not the subject of (i) any winding up (whether compulsory or otherwise) or any other corporate, judicial or administrative proceeding or action which could result in the winding up of such Subsidiary Account Party or (ii) any other proceeding or action relating to the insolvency, bankruptcy, liquidation, moratorium on the payment of obligations or any other similar condition of or relating to such Subsidiary Account Party, and such Subsidiary Account Party has taken no action in furtherance of any of the foregoing.

SECTION 4.16    Instruments. Set forth as Schedule IV hereto is a true, correct and complete list of each Instrument of the Company and its Consolidated Subsidiaries outstanding as of the date hereof, specifying in each case the equity credit treatment given to each such Instrument by S&P and/or Moody’s as of the date hereof.

SECTION 4.17    Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees, agents or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the Office of Foreign Asset Control of the U.S. Department of Treasury (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”), except to the extent that being subject to such Sanctions would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in any Bank violating any Sanctions Laws. Each of the Company and its Subsidiaries and their respective directors, officers and, to the knowledge of the Company, employees, agents and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”) and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”), except in each case to the extent that such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in any Bank violating any such Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws. No part of the proceeds of the Loans or Letters of Credit will be used by any Account Party, directly or indirectly, (A) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory in violation of any Sanctions Law or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, except in each case to the extent that such use would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in any Bank violating any Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws.

SECTION 4.18    Affected Financial Institutions. No Account Party is an Affected Financial Institution.

SECTION 4.19    Beneficial Ownership.    As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 4.20    Covered Entity. No Loan Party is a Covered Entity.

ARTICLE V

COVENANTS

Until all Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company and (in the case of Sections 5.01(k) and (l), 5.02, 5.03, 5.04, 5.05, 5.06, 5.08, 5.10, 5.11, 5.12 and 5.13) the Subsidiary Account Parties agree that:

SECTION 5.01    Information.

The Company (and, in the case of Section 5.01(k), each Subsidiary Account Party, but only as to information concerning such Subsidiary Account Party and its Subsidiaries) will deliver to each of the Banks:

(a)    within 90 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b)    within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flows and shareholders’ equity for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company’s independent public accountants) by the chief financial officer or the chief accounting officer of the Company;

(c)    (I) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.07 and 5.12 on the date of such financial statements and (ii) stating that such chief financial officer or chief accounting officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such chief financial officer or chief accounting officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company or the applicable Subsidiary Account Party, as the case may be is taking or proposes to take with respect thereto and (II) simultaneously with the delivery of each set of financial statements referred to in clause (a) above a certificate of the chief financial officer or the chief accounting officer of the Company specifying any changes to the list of Restricted Subsidiaries as of the last day of the fiscal period to which such financial statements relate;

(d)    within 120 days after the end of each fiscal year of each Insurance Subsidiary that is a Restricted Subsidiary, a copy of a duly completed and signed Annual Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(e)    within 60 days after the end of each of the first three fiscal quarters of each Insurance Subsidiary that is a Restricted Subsidiary, a copy of a duly completed and signed Quarterly Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(f)    forthwith upon learning of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g)    promptly upon the mailing thereof to the shareholders of the Company generally, if and only to the extent not duplicative of information otherwise provided pursuant to clause (h) below, copies of all financial statements, reports and proxy statements so mailed;

(h)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Account Party shall have filed with the SEC;

(i)    if and when, and only if the liability for the Company and its Subsidiaries from the applicable event could reasonably be expected to exceed $75,000,000, any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA), with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(j)    promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(k)    from time to time such additional information regarding the financial position or business of any Account Party as the Administrative Agent, at the request of any Bank, may reasonably request; and

(l)    promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation

Documents required to be delivered pursuant to Section 5.01 (a), (b), (d), (e), (g) or (h) may be delivered electronically on the following Internet websites: (a) the Company’s website www.lfg.com, (b) with respect to Section 5.01(a), (b), (g) or (h) the SEC’s website www.sec.com (to the extent that any such documents are included in materials otherwise filed with the SEC) or (c) such other third party website that shall have been identified by the Company in a notice to the Administrative Agent and the Banks, that is accessible to the Banks without charge, and that is managed by the Company or (d) the Platform and in each case if so delivered shall be deemed to have been delivered on the date such materials are publicly available; provided that (i) the Company shall deliver paper copies of such information to any Bank promptly upon the request of such Bank through the Administrative Agent and (ii) the Company shall have notified the Administrative Agent of the posting of such documents delivered pursuant to Section 5.01(a), (b), (d), (e) and (g). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Account Party hereby acknowledges that the Administrative Agent may, but shall not be obligated to, make available to the Banks materials and/or information provided by or on behalf of such Account Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”). All Borrower Materials shall be posted and made available to the Banks on the Platform only on a portion of the Platform designated “Private Side Information” unless such Borrower Materials are marked “PUBLIC” by the Company, in which case the Company shall be deemed to have authorized the Administrative Agent and the Banks to treat such Borrower Materials as not containing any material non-public information.

SECTION 5.02    Payment of Obligations. The Company will pay and discharge, and will cause each Restricted Subsidiary and Subsidiary Account Party to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, that if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the same may be contested in good faith by appropriate proceedings, (b) the Company or such Restricted Subsidiary has set aside, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided that, for avoidance of doubt, solely with respect to tax liabilities an obligation shall be considered to be delinquent or in default for purposes of this Section only if there has first been notice and demand therefore (as defined in Section 6306 of the Code and similar provisions of applicable law) by a tax authority.

SECTION 5.03    Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Restricted Subsidiary and Subsidiary Account Party to continue, to engage in business of the same general type as conducted by the Company and its Restricted Subsidiaries, taken as a whole, on the date hereof and will preserve, renew and keep in full force and effect, and will cause each Restricted Subsidiary to preserve, renew and keep in full force and effect (a) their respective corporate existence and (b) their respective rights, privileges, licenses and franchises, other than, in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; except that if at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (i) any Restricted Subsidiary may merge with or into the Company, provided that the Company shall be the surviving entity, (ii) any Restricted Subsidiary may merge with or into any other Subsidiary, provided that such Restricted Subsidiary shall be the surviving entity or, if such Restricted Subsidiary is not the surviving entity, the surviving entity shall be deemed a Restricted Subsidiary, and (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Restricted Subsidiary.

SECTION 5.04    Maintenance of Property; Insurance.

(a)    The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b)    The Company will maintain, and will cause each Restricted Subsidiary and Subsidiary Account Party to maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as the Company, the Restricted Subsidiaries and the Subsidiary Account Parties; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05    Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Sanctions Laws, Anti-Corruption Laws, Anti-Money-Laundering Laws, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings, except where such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect (or, in the case of the laws, rules, regulations and orders referred to in Section 4.17, reasonably be expected to result in any Bank violating such laws, rules, regulations or orders).

SECTION 5.06    Inspection of Property, Books and Records. The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 10.11, will permit, and will cause each Restricted Subsidiary and Subsidiary Account Party to permit, representatives of any Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours and as often as may reasonably be desired; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any information subject to its attorney-client privilege.

SECTION 5.07    Financial Covenants.

(a)    Minimum Adjusted Consolidated Net Worth. The Company will not at any time permit Adjusted Consolidated Net Worth to be less than (a) $10,000,000,000 plus (b) 50% of the aggregate Net Proceeds received by the Company or any of its Subsidiaries from Equity Issuances of the Company and its Subsidiaries (including from any issuance or incurrence of Instruments, but only to the extent such Instruments are included, at the time of issuance, in Adjusted Consolidated Net Worth) after March 31, 2021.

(b)    Total Indebtedness to Total Capitalization Ratio. The Company will not at any time permit the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Total Capitalization to exceed 0.35 to 1.00.

SECTION 5.08    Negative Pledge. The Company will not, and will not permit any Subsidiary to, create or suffer to exist any Lien upon any present or future capital stock or any other Ownership Interests (as defined below) of any of its Material Subsidiaries (other than any Subsidiary established primarily for the purpose of reinsuring redundant reserve insurance liabilities of the Company or any other Insurance Subsidiary). As used herein “Ownership Interests” means, with respect to any Person, all of the shares of Capital Stock of such Person and all debt securities of such Person that can be converted or exchanged for Capital Stock of such Person, whether voting or nonvoting, and whether or not such Capital Stock or debt securities are outstanding on any date of determination.

SECTION 5.09    Consolidations, Mergers and Sales of Assets. The Company will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge with another Person if (i) the Company is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

SECTION 5.10    Use of Credit. Each Account Party shall use each Letter of Credit issued under this Agreement for its general corporate purposes. The proceeds of each Loan made to any Account Party hereunder will be used for its general corporate purposes (including to finance the reimbursement of LC Disbursements as contemplated by Section 2.03(a)). No Letter of Credit or proceeds of Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulations T, U and X.

SECTION 5.11    Obligations to be Pari Passu. Each Account Party’s obligations under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of such Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 5.12    Certain Indebtedness. The Company will not at any time permit the sum of (a) Non-Operating Indebtedness of the Company that is secured by a Lien on any property or assets of the Company and its Subsidiaries and (b) Non-Operating Indebtedness of the Subsidiaries of the Company to exceed 7.5% of Consolidated Total Capitalization.

SECTION 5.13    Post-Closing Obligations. The Company shall exercise commercially reasonable efforts to deliver on or before the date that is thirty (30) days after the Effective Date (or such other date as may be agreed to by the Administrative Agent in its sole discretion) a certificate of good standing or status (or equivalent) certified by the secretary of state (or equivalent) of Lincoln National Reinsurance Company (Barbados) Limited’s jurisdiction of organization or formation.

ARTICLE VI

DEFAULTS

SECTION 6.01    Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)    (i) any Account Party shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of an LC Disbursement or (ii) any Account Party shall fail to pay when due any interest on any Loan or LC Disbursement or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for four Domestic Business Days;

(b)    any Account Party shall fail to observe or perform any covenant contained in Sections 5.03(a), 5.07 through 5.13, inclusive, or its obligation to provide cash collateral pursuant to the last sentence of Section 2.01(d);

(c)    any Account Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d)    any representation, warranty, certification or statement made by any Account Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)    the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in respect of any Debt (other than Loans and other extensions of credit hereunder and any Debt solely of a Newly Acquired Subsidiary existing at the time such Person becomes a Subsidiary and not created in contemplation of such event (“Newly Acquired Subsidiary Debt”)) having a principal amount then outstanding of not less than $150,000,000 when due and such failure shall continue beyond any applicable grace period or the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in an amount at least equal to $150,000,000 in respect of any Derivative Financial Product when due and such failure shall continue beyond any applicable grace period;

(f)    any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Loans and other extensions of credit hereunder and Newly Acquired Subsidiary Debt) having a principal or face amount then outstanding of not less than $150,000,000 of the Company or any Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g)    any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)    an involuntary case or other proceeding shall be commenced against any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Account Party or such Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of Account Party or Restricted Subsidiary or of the assets or any substantial part thereof of any Account Party or Restricted Subsidiary or any other similar remedy;

(i)    any of the following events or conditions shall occur, which, in the aggregate, reasonably could be expected to involve possible taxes, penalties and other liabilities in an aggregate amount in excess of $150,000,000: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j)    a judgment or order for the payment of money in excess of the greater of (i) $150,000,000 or (ii) 3% of the consolidated shareholders’ equity of the Company and its

Consolidated Subsidiaries (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against any Account Party or Restricted Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 90 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k)    (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 20% or more of the outstanding shares of common stock of the Company; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by the board of directors of the Company or (y) appointed by directors so nominated; or

(l)    any Subsidiary Account Party shall cease for any reason to be a Consolidated Subsidiary, unless (i) such Subsidiary Account Party shall have been consolidated or merged with or into a wholly owned Subsidiary or the Company or (ii) Subsidiary Account Party shall have been terminated as an Account Party hereunder pursuant to Section 10.13;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Account Parties accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor, (iii) notify (or, in the case of any Fronted Letter of Credit, request the applicable Fronting Issuing Bank (and such Fronting Issuing Bank agrees upon such request) to notify) each beneficiary of an outstanding Letters of Credit of the existence of an Event of Default hereunder and cause a drawing of the aggregate undrawn amount thereunder (if such Letters of Credit so permit) and (iv) demand cash collateral from the Account Parties and the Guarantor in immediately available funds in an amount equal to the then aggregate undrawn amount of all Letters of Credit pursuant to Section 2.03(e); provided that, in the case of any of the Events of Default specified in clause (g) or (h) above (A) with respect to the Company, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Account Parties accrued hereunder, and the obligations to provide cash collateral under clause (iv) above, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Account Party and the Guarantor and (B) with respect to any Account Party (other than the Company), without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments to issue Letters of Credit for the account of, and to make Loans to, such Account Party shall thereupon terminate, the principal of the Loans made to such Account Party then outstanding, together with accrued interest thereon and all fees and other obligations of such Account Party accrued hereunder, and the obligations of such Account Party to provide cash collateral under clause (iv) above, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Account Parties and the Guarantor; provided, further, that, in the case of an Event of Default under Section 6.01(b) resulting from a default by any Subsidiary Account Party under Section 5.08, 5.10 or 5.11 or under Section 6.01(c) or (d) (in the latter case, resulting from a default by any Subsidiary Account Party under Section 4.15), the termination of the Commitments, the acceleration of all fees and other obligations of the Account Parties accrued hereunder and the causing of drawings under Letters of Credit shall apply only to the Commitments, fees, obligations in respect of such Subsidiary Account Party and to the Letters of Credit with respect to which it is the Account Party.

SECTION 6.02    Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01    Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02    Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03    Agent and Affiliates. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with an Account Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

SECTION 7.04    Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by an Account Party to the Administrative Agent at such time, but is voluntarily furnished by an Account Party to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

SECTION 7.05    Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Account Party ), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06    Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by an Account Party or a Bank. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or the issuance, amendment, or extension of any Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of any Account Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default; (vi) the financial condition of any Account Party or any Account Party’s Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it in good faith to be genuine or to be signed by the proper party or parties. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or Fronting Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or Fronting Issuing Bank (to the extent, in the case of a documentary condition, that such Bank or Fronting Issuing Bank received the applicable document) unless the Administrative Agent shall have received notice to the contrary from such Bank or Fronting Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent (i) shall have no fiduciary or other implied duties to the Banks, (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Banks in violation of any Debtor Relief Law; and (iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to an Account Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

SECTION 7.07    Indemnification. Each Bank shall, ratably in accordance with its Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.08    Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09    Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be satisfactory to the Company, provided that no Default is continuing. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000 and (unless a Default has occurred and is continuing) shall otherwise be subject to the consent of the Company, which consent shall not be unreasonably withheld. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10    Delegation to Affiliates. The Account Party and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and X.

SECTION 7.11    Joint Lead Arrangers and Other Agents. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers and Joint Bookrunners, the Syndication Agent or the Documentation Agents listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

SECTION 7.12    Certain ERISA Matters.

(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Account Parties, that at least one of the following is and will be true:

(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Banks’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Account Parties, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

SECTION 7.13    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Bank or any Fronting Issuing Bank (the “Credit Party”), whether or not in respect of Loans and/or other Credit Exposure due and owing by the Company or another Account Party at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01    LIBOR Successor Rate.

(a)    If in connection with any request for a Euro-Dollar Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) adequate and reasonable means do not exist for determining Adjusted LIBOR for any requested Interest Period with respect to a proposed Euro-Dollar Loan or in connection with an existing or proposed Base Rate Loan and (B) the circumstances described in Section 8.01(c)(i) do not apply (“Impacted Loans”), or (ii) the Administrative Agent at the direction of the Required Banks or the Required Banks determine that Adjusted LIBOR for any requested Interest Period with respect to a proposed Euro-Dollar Loan does not adequately and fairly reflect the cost to such Banks of funding such Euro-Dollar Loan, the Administrative Agent will promptly so notify the Company and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain Euro-Dollar Loans shall be suspended, (to the extent of the affected Euro-Dollar Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted LIBOR component of the Base Rate, the utilization of the Adjusted LIBOR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Banks described in clause (ii) of Section 8.01(a), until the Administrative Agent upon instruction of the Required Banks) revokes such notice. Upon receipt of such notice, the Account Parties may revoke any pending request for a Borrowing of, conversion to or continuation of Euro-Dollar Loans (to the extent of the affected Euro-Dollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 8.01(a), the Administrative Agent, with the written consent of the Company, and in consultation with the Required Banks, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this section, (2) the Administrative Agent or the Required Banks notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Banks of funding the Impacted Loans, or (3) any Bank determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for such Bank or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any governmental authority has imposed material restrictions on the authority of such Bank to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof. The Administrative Agent will promptly (in one or more notices) notify the Company and each Bank of the establishment of an alternative interest rate pursuant to this clause (b).

(c)    Notwithstanding anything to the contrary herein or in any other Credit Document:

(i)    On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of Adjusted LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B)

June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is Adjusted LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis;

(ii)    (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks (and any such objection shall be conclusive and binding absent manifest error). (y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace Adjusted LIBOR for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document.

(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Company may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Company’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate; provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(iv)    In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)    The Administrative Agent will promptly notify the Company and the Banks of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 8.01(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.01(c).

(vi)    At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or Adjusted LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative (because the regulatory supervisor for the administrator of such Benchmark has announced pursuant to a public statement or publication of information that such tenor is not representative of the underlying market and economic reality that such Benchmark is intended to measure) for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings if and when the conditions in the preceding clause (A) no longer apply.

SECTION 8.02    Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding

Euro-Dollar Loans to maturity and shall so specify in such notice, the applicable Account Parties shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the applicable Account Parties shall borrow Base Rate Loans in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such Base Rate Loans.

SECTION 8.03    Increased Cost and Reduced Return.

(a)    If on or after the date hereof, in the case of any Loan or any obligation to make Loans or in the case of any Letter of Credit or any obligation to issue, participate in, renew or extend any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans or its obligation to issue or participate in Letters of Credit, any outstanding Letters of Credit or reimbursement claims in respect of LC Disbursements and the result of any of the foregoing is to increase the cost or expense to such Bank (or its Applicable Lending Office) of making, continuing, converting to or maintaining any Euro-Dollar Loan or of issuing, participating in or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)    If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)    Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)    Notwithstanding anything herein to the contrary, for purposes of this Section, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued unless such request, rule, guideline or directive was enforceable with respect to the applicable Bank by the applicable regulatory authority on the Effective Date (which for the avoidance of doubt assumes that final implementing regulations and rules are in full force and effect and such request, rule, guideline or directive is applicable only to the extent rolled out at such time).

SECTION 8.04    Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or continue Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)    all Loans which would otherwise be made, or continued, by such Bank as Euro-Dollar Loans shall be made instead as, or converted into, Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b)    after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.05    Taxes.

(a)    For purposes of this Section, the following terms have the following meanings:

“Domestic Taxes” has the meaning set forth in the definition of Taxes in this Section 8.05(a).

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by any Account Party or the Guarantor pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto ( excluding, in the case of each Bank and the Administrative Agent, (i) taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located (all such excluded taxes being hereinafter referred to as “Domestic Taxes”) and (ii) any U.S. Federal withholding Taxes imposed by FATCA). If the form provided by a Bank pursuant to Section 8.05(d) at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement or any other Credit Document shall be excluded from the definition of “Taxes”.

“Withholding Agent” means any Account Party or the Administrative Agent.

(b)    Any and all payments by any Account Party or the Guarantor to or for the account of any Bank or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear and without deduction or withholding for any Taxes or Other Taxes; provided that, if any Account Party or the Guarantor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Account Party or the Guarantor (as the case may be) shall make such deductions or withholdings, (iii) such Account Party or the Guarantor (as the case may be) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Account Party or the Guarantor (as the case may be) shall promptly furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes or Other Taxes in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(c)    The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), whether or not correctly or legally imposed, paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. In addition, the Company agrees to indemnify each Bank and the Administrative Agent for all Domestic Taxes of such Bank or the Administrative Agent (calculated based on a hypothetical basis at the maximum marginal rate for a corporation) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of each Bank or the Administrative Agent, as the case may be, as determined by a court of competent jurisdiction) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for any taxes imposed by any jurisdiction for which the Company or any Account Party is responsible under Section 8.05(a), (b) or (c). This indemnification shall be paid within 30 days after such Bank or Agent, as the case may be, makes demand therefor.

(d)    At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W-8BEN, W-8BEN-E or W-8ECI further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)    If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent documentation reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.

(f)    For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate form as required by Section 8.05(d) (whether or not such Bank is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.05(b) or (c) with respect to any withholding of the United States federal income tax resulting from such failure; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g)    Each Bank and the Administrative Agent shall, at the request of the Company, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Administrative Agent (as the case may be) pursuant to this Section which may thereafter accrue and would not, in the sole judgment of such Bank or the Administrative Agent, require such Bank or the Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Bank or the Administrative Agent.

(h)    Notwithstanding the foregoing, nothing in this Section shall interfere with the rights of any Bank to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 8.06    Regulation D Compensation. For so long as any Bank maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Applicable Lending Office) of making or maintaining its Euro-Dollar Loans is increased, then such Bank may require the applicable Account Parties to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loans of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable Adjusted LIBOR rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable Adjusted LIBOR rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the applicable Account Parties and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the applicable Account Parties at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans an officer’s certificate setting forth the amount to which such Bank is then entitled under this Section (which shall be consistent with such Bank’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the applicable Account Parties may reasonably request as to the computation set forth therein.

SECTION 8.07    Mitigation Obligations; Replacement of Banks.

(a)    If any Bank requests compensation under Section 8.03, or if any Account Party is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans and/or other Credit Exposure hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank (with the concurrence of the Company), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b)    So long as no Default or Event of Default has occurred and is continuing, if any Bank requests compensation under Section 8.03 or if any Account Party is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Fronting Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IX

GUARANTY

SECTION 9.01    The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment of the principal and interest on the Loans and all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Account Party pursuant to this Agreement (including, without limitation, any Subsidiary Account Party that shall become party hereto after the date hereof pursuant to Section 10.13), and the full and punctual payment of all other amounts payable by each Subsidiary Account Party under this Agreement, including amounts payable as cash collateral pursuant to Sections 2.03(e) and 6.01. Upon failure by any Subsidiary Account Party to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement. This guarantee is a continuing guarantee and shall apply to all obligations of the Subsidiary Account Parties under this Agreement whenever arising, and is a guarantee of payment and is not merely a guarantee of collection.

SECTION 9.02    Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional, absolute and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Account Party under this Agreement, by operation of law or otherwise;

(ii)    any modification or amendment of or supplement to this Agreement;

(iii)    any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Account Party under this Agreement;

(iv)    any change in the corporate existence, structure or ownership of any Subsidiary Account Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary Account Party or its assets or any resulting release or discharge of any obligation of any Subsidiary Account Party contained in this Agreement;

(v)    the existence of any claim, set-off or other rights which the Company may have at any time against any Subsidiary Account Party, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)    any invalidity or unenforceability relating to or against any Subsidiary Account Party for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Account Party of any reimbursement obligation, interest or any other amount payable by it under this Agreement;

(vii)    any other act or omission to act or delay of any kind by Subsidiary Account Party, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder; or

(viii)    any Bank and its Affiliates accepting deposits from, lending money to, or otherwise engaging in any kind of business with the Company, its Subsidiaries, the Subsidiary Account Parties or the Affiliates of any thereof.

SECTION 9.03    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and all reimbursement obligations, interest and all other amounts payable by the Company and each Subsidiary Account Party under this Agreement shall have been paid in full. If at any time any payment of reimbursement obligation, interest or any other amount payable by any Subsidiary Account Party under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary Account Party or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 9.04    Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Account Parties or any other Person.

SECTION 9.05    Subrogation. Upon making any payment with respect to the obligations of any Subsidiary Account Party hereunder, the Company shall be subrogated to the rights of the payee against such Subsidiary Account Party with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation against such Subsidiary Account Party so long as (i) any Bank has any Commitment hereunder or (ii) any amount payable hereunder remains unpaid.

ARTICLE X

MISCELLANEOUS

SECTION 10.01    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, or by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of any Account Party, at the Company’s address or telecopier number set forth on the Company’s signature page hereof, (b) in the case of the Administrative Agent, at its address or telecopier number set forth on its respective signature page hereof, (c) in the case of any Bank, at its address or telecopier number set forth in its Administrative Questionnaire or (d) in the case of any party, such other address or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if given by telecopier, when transmitted to the telecopier number specified in this Section or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Account Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES (THE “AGENT PARTIES”) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

SECTION 10.02    No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03    Expenses; Indemnification; Non-Liability of Banks.

(a)    The Company shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel including costs allocated to in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)    The Company agrees to indemnify the Administrative Agent, each Bank and each Confirming Bank, their Affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and costs of settlement, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto or whether such proceeding is brought by the Company, its equity holders or its creditors) relating to or arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby; (ii) any Loan or Letter of Credit or the use of proceeds therefrom (including any refusal by any Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit); or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder for (x) its own gross negligence or willful misconduct or (y) the material breach by such Indemnitee of its obligations hereunder or, in the case of a Confirming Bank, under its Confirming Bank Agreement, in the case of each of the foregoing clauses (x) and (y), as determined by a court of competent jurisdiction.

(c)    [Reserved].

(d)    Reimbursement by Banks. To the extent that an Account Party for any reason fails to pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), Fronting Issuing Bank, or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), Fronting Issuing Bank, or such Related Party, as the case may be, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bank’s share of the unused Commitments and Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank), such payment to be made severally among them based on such Banks’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), Fronting Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or Fronting Issuing Bank in connection with such capacity.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Domestic Business Days after written demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments.

SECTION 10.04    Sharing of Payments. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it or reimbursement obligation or interest due with respect to any LC Disbursement made by it under a Letter of Credit which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank or reimbursement obligation or interest due, as the case may be, with respect to any LC Disbursement made by such other Bank under such Letter of Credit, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by or the LC Exposure by the other Banks under such Letter of Credit, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and reimbursement obligations and interest with respect to LC Disbursements made by the Banks under such Letter of Credit shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the applicable Account Party other than its indebtedness under this Agreement and (ii) the provisions of this Section shall not be construed to apply to any payment made by any Account Party pursuant to and in accordance with the express terms of this Agreement. Each Account Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any Loan or LC Exposure, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Account Party in the amount of such participation.

SECTION 10.05    Amendments and Waivers. Subject to Section 8.01 and Section 2.18, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Account Party and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent or any Fronting Issuing Bank, in such capacity, are affected thereby, by the Administrative Agent or such Fronting Issuing Bank, as the case may be) and notice of such amendment or waiver is provided to the Administrative Agent; provided that the Administrative Agent may, with the consent of the Company (which shall not be unreasonably withheld), specify by notice to the Banks modifications in the procedures set forth in Section 2.01(b); provided, further, that no such amendment or waiver shall (i) increase the amount or extend the expiry date of the Commitment of any Bank or increase the LC Exposure of any Bank, without the written consent of such Bank, (ii) reduce the principal amount of any Loan or the amount of any reimbursement obligation of any Account Party in respect of any LC Disbursement, the rate or amount of interest thereon (except as set forth in Section 2.18) or any fees payable to any Bank hereunder, without the written consent of each Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or for reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby, (iv) change Section 2.13(b) or (c) or Section 10.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank affected thereby, (v) change any of the provisions of this Section or the definition of “Required Banks” or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank, (vi) the release of any of the collateral provided for the LC Exposure pursuant to Sections 2.03(e) and 6.01 (other than as expressly provided in Section 2.03(e)), without the written consent of each Bank, or (vii) any change in the obligations of the Company under Article IX, without the written consent of each Bank.

SECTION 10.06    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Account Party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of each Bank.

(b)    Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or the Loans or any or all of its Letters of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Account Parties and the Administrative Agent shall continue to deal solely and directly with such

Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Account Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the proviso of Section 10.05 without the consent of the Participant. Each Account Party agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) of this Section shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Account Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Any Bank may at any time assign to one or more NAIC Approved Banks (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent (which in each case shall not be unreasonably withheld, conditioned or delayed) of each of the Company, the Administrative Agent and each Fronting Issuing Bank; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment, no such consent of the Company shall be required and (ii) if an Assignee was a Bank immediately prior to such assignment, no such consent of the Administrative Agent or any Fronting Issuing Bank shall be required; provided, further, that no assignment shall be permitted to a Defaulting Bank; provided, further, that (x) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (y) if an Event of Default occurs and is continuing, no such consent of the Company shall be required; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank’s Commitment and interests in outstanding Loans and Letters of Credit) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Account Parties and the Administrative Agent. Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.05(d).

(d)    Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System or other central banks. No such assignment shall release the transferor Bank from its obligations hereunder.

(e)    No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03, 8.05 or 8.06 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02 or 8.07 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 10.07    Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08    New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.09    Judicial Proceedings.

(a)    Submission to Jurisdiction. Each Account Party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby. Each Account Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b)    Appointment of Agent for Service of Process. Each Subsidiary Account Party irrevocably designates and appoints the Company, and the Company hereby accepts such appointment, at its office in Radnor, Pennsylvania set forth beneath the Company’s signature on the signature page hereof, as the authorized agent of such Subsidiary Account Party, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section in any federal or New York State court sitting in New York City. Said designation and appointment shall be irrevocable by each Subsidiary Account Party until all reimbursement obligations, interest thereon and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof and thereof or, if earlier, when such Subsidiary Account Party is terminated as an Account Party hereunder pursuant to Section 10.13.

(c)    Service of Process. Each Account Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) of this Section; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Account Party at its address specified on the signature page hereof (or, in the case of any Subsidiary Account Party, on the signature page of the Subsidiary Joinder Agreement to which it is a party) or to any other address of which such Account Party shall have given written notice to the applicable Bank. Each Account Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Account Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Account Party.

(d)    No Limitation on Service or Suit. Nothing in this Section shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring proceedings against any Account Party in the courts of any jurisdiction or jurisdictions.

SECTION 10.10    Counterparts; Integration; Headings. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11    Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided under this Agreement by or on behalf of the Account Parties (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such

Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates and (d) right to provide such information to participants, prospective participants, prospective assignees or assignees pursuant to Section 10.06, to its prospective Confirming Bank or Confirming Bank or (with the consent of the Company (such consent not to be unreasonably withheld)) to its agents if prior thereto such participant, prospective participant, prospective assignee, prospective Confirming Bank, Confirming Bank or agent agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a “Bank” party hereto. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors and other service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Credit Documents and the Commitments.

SECTION 10.12    WAIVER OF JURY TRIAL. EACH OF THE ACCOUNT PARTIES, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.13    Joinder and Termination of Subsidiary Account Party.

(a)    Any direct or indirect wholly-owned Subsidiary of the Company that is organized, licensed or regulated under applicable law as an insurance or reinsurance company may, upon the request of the Company at any time, upon not less than seven Business Days’ notice to the Administrative Agent in the case of any Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof (a “Foreign Subsidiary”) and upon not less than three Business Days’ notice to the Administrative Agent in the case of any other Subsidiary, become a party to this Agreement as an Account Party by delivering an executed Subsidiary Joinder Agreement, substantially in the form of Exhibit F hereto, to the Administrative Agent for acceptance by it (which shall promptly notify the Banks), provided that on and as of the date of acceptance of such Subsidiary Joinder Agreement by the Administrative Agent (i) no Default shall have occurred and be continuing, (ii) each of the representations and warranties contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (iii) such Subsidiary Account Party shall be deemed to have appointed the Company as its authorized agent pursuant to Section 10.09(b) to accept service of any and all process which may be served in any suit, action or proceeding of any nature in any federal or New York State court sitting in New York City arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby and (iv) the Administrative Agent shall have received such other documents as the Administrative Agent shall reasonably request, which may include opinions of counsel and other documents that are consistent with conditions set forth in Section 3.02, each in form and substance satisfactory to the Administrative Agent. Following the giving of any such notice pursuant to this Section if the designation of such Subsidiary Account Party obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Bank, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations, and such Bank’s satisfaction, acting reasonably, shall be a condition precedent to the effectiveness of the designation of such Subsidiary Account Party.

Notwithstanding the foregoing, as soon as practicable after receiving notice from the Administrative Agent of the Company’s intent to designate a Foreign Subsidiary to become a Subsidiary Account Party, and in any event at least two Business Days’ prior to the delivery of an executed Subsidiary Joinder Agreement pursuant to this subsection (a), any Bank that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Foreign Subsidiary directly or through an Affiliate of such Bank (a “Protesting Bank”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Bank, the Company shall, effective on or before the date that such Foreign Subsidiary shall become a Subsidiary Account Party, either (A) notify the Administrative Agent and such Protesting Bank that the Commitment of such Protesting Bank shall be terminated, provided that such Protesting Bank shall have received payment of an amount equal to the outstanding principal of its Loans and/or its LC Disbursement reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, LC Disbursements and accrued interest and fees) or the Company or the relevant Subsidiary Account Party (in the case of all other amounts) or (B) cancel the request to designate such Foreign Subsidiary as a Subsidiary Account Party hereunder.

(b)    The Company may, at any time at which a Subsidiary Account Party shall not be an Account Party with respect to an outstanding Letter of Credit and which shall have no unpaid LC Disbursements or unpaid interest on any LC Disbursements, terminate such Subsidiary Account Party as an Account Party hereunder by delivering an executed notice thereof, substantially in the form of Exhibit G hereto, to the Administrative Agent (which shall promptly notify the Banks). Immediately upon the receipt by the Administrative Agent of such notice, all commitments of the Banks to issue Letters of Credit for the account of such Subsidiary Account Party and all rights of such Subsidiary Account Party hereunder, shall terminate and such Subsidiary Account Party shall immediately cease to be an Account Party hereunder; provided that all obligations of such Subsidiary Account Party as an Account Party hereunder arising in respect of any period in which such Subsidiary Account Party was, or on account of any action or inaction by such Subsidiary Account Party as, an Account Party hereunder shall survive such termination.

SECTION 10.14    USA PATRIOT Act. Each Bank that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Account Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Account Parties, which information includes the name and address of the Account Parties and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Account Parties in accordance with the Patriot Act. The Account Parties shall, promptly following a request by the Administrative Agent or any Bank, provide all documentation and other information that the Administrative Agent or such Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 10.15    No Fiduciary Duty. The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this Section, the “Banks”), may have economic interests that conflict with those of the Account Parties, their respective stockholders and/or their affiliates. The Account Parties agree that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and any Account Party, its stockholders or its affiliates, on the other. The Account Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Account Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of any Account Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise any Account Party, its stockholders or its Affiliates on other matters) or any other obligation to the Account Parties except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of any Account Party, its management, stockholders or creditors or any other Person. Each Account Party acknowledges and agrees that such Account Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Account Party agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Account Party, in connection with such transaction or the process leading thereto.

SECTION 10.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.17    Unenforceability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.18    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, neither the Account Parties nor the Administrative Agent are under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the applicable Account Party or the Administrative Agent pursuant to procedures approved by it.

SECTION 10.19    Amendment and Restatement of Existing Credit Agreement. On the Effective Date this Agreement shall amend, restate and supersede the Existing Credit Agreement in its entirety. On the Effective Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Credit Documents and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Credit Documents. All references to the Existing Credit Agreement in any Credit Documents or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. Nothing contained herein shall be construed as a novation of the “Loans” and/or the other

“Credit Exposure” outstanding under and as defined in the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby. Upon the Effective Date, the Commitment (as defined in the Existing Credit Agreement) of each Bank (as defined in the Existing Credit Agreement) that does not have a Commitment set forth on Schedule 2.01 hereto shall be terminated, and each such Bank (as defined in the Existing Credit Agreement) shall relinquish its rights and be released from any obligations as a Bank hereunder and under the other Credit Documents (provided for the avoidance of doubt that any obligations of any such lender under the Existing Credit Agreement which by their express terms are deemed to survive any such release or termination shall survive).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

By:	/s/ Randal J. Freitag
	Name:	Randal J. Freitag
	Title:	Executive Vice President and
Chief Financial Officer

By:	/s/ Christopher A. Giovanni
	Name:	Christopher A. Giovanni
	Title:	Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 35-1140070

150 North Radnor Chester Road
Radnor, PA 19087
Attention: Treasurer’s Office
Tel:	(484) 583-1432
Fax:	(484) 583-3957

with a copy to:

Lincoln National Corporation
150 North Radnor Chester Road
Radnor, PA 19087
Attention: General Counsel

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

SUBSIDIARY ACCOUNT PARTIES

LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 35-1716060

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 35-0472300

FIRST PENN-PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 23-2044248

LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 22-0832760

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

SUBSIDIARY ACCOUNT PARTIES (cont’d)

LINCOLN REINSURANCE COMPANY OF VERMONT I

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 27-0219307

LINCOLN REINSURANCE COMPANY OF VERMONT III

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 45-2493225

LINCOLN REINSURANCE COMPANY OF VERMONT IV

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 45-3071138

LINCOLN REINSURANCE COMPANY OF VERMONT V

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 46-3277007

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

SUBSIDIARY ACCOUNT PARTIES (cont’d)

LINCOLN REINSURANCE COMPANY OF VERMONT VI

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 47-4846438

LINCOLN REINSURANCE COMPANY OF VERMONT VII

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 82-0621129

LINCOLN FINANCIAL REINSURANCE COMPANY OF VERMONT

By:	/s/ Christopher A. Giovanni
Name: Christopher A. Giovanni
Title: President and Treasurer

U.S. Federal Tax Identification No.: 82-4162666

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

FRONT ISSUING BANK:

BANK OF AMERICA, N.A

By:	/s/ Brad Hindman
Name: Brad Hindman
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

BANKS:

BANK OF AMERICA, N.A.

By:	/s/ Brad Hindman
Name: Brad Hindman
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

JPMORGAN CHASE BANK, N.A

By:	/s/ Kristin M. Murphy
Name: Kristen M. Murphy
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kimberly Shaffer
Name: Kimberly Shaffer
Title: Managing Director

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

BNP PARIBAS

By:	/s/ Monica Hanson
Name: Monica Hanson
Title: Managing Director

By:	/s/ Patrick Cunnane
Name: Patrick Cunnane
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

Citibank, N.A.

By:	/s/ Justine O’Connor
Name: Justine O’Connor
Title: Vice President & Director

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
	Name: Ming K. Chu	ming.k.chu@db.com
	Title: Director	+1-212-250-5451

By:	/s/ Annie Chung
	Name: Annie Chung	annie.chung@db.com
	Title: Director	+1-212-250-6375

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

GOLDMAN SACHS BANK USA,

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

HSBC Bank USA, N.A.

By:	/s/ Daniel Hartmann
Name: Monica Hanson
Title: Vice President, Financial Institutions Group

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Devin Faddoul
Name: Devin Faddoul
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kimberly R. Costa
Name: Kimberly R. Costa
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

The Toronto-Dominion Bank, New York Branch

By:	/s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

SOCIETE GENERALE

By:	/s/ Arun Bansal
Name: Arun Bansal
Title: Managing Director

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

The Northern Trust Company

By:	/s/ Chris McKean
Name: Chris McKean
Title: Senior Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kyle Rinderle
Name: Kyle Rinderle
Title: Assistant Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

THE BANK OF NEW YORK MELLON

By:	/s/ Tatiana Ross
Name: Tatiana Ross
Title: Vice President

[Signature Page – A&R Credit Agreement (Lincoln National Corporation)]

SCHEDULE I

COMMITMENTS

BANK	COMMITMENT	APPLICABLE PERCENTAGE
Bank of America, N.A.	$193,333,333.34	7.733333334%
JPMorgan Chase Bank, N.A.	$193,333,333.33	7.733333333%
Wells Fargo Bank, National Association	$193,333,333.33	7.733333333%
BNP Paribas	$165,000,000	6.600000000%
Citibank, N.A.	$165,000,000	6.600000000%
Credit Suisse AG, New York Branch	$165,000,000	6.600000000%
Deutsche Bank AG New York Branch	$165,000,000	6.600000000%
Goldman Sachs Bank USA	$165,000,000	6.600000000%
HSBC Bank USA, N.A.	$165,000,000	6.600000000%
PNC Bank, National Association	$165,000,000	6.600000000%
State Street Bank and Trust Company	$165,000,000	6.600000000%
The Toronto-Dominion Bank	$165,000,000	6.600000000%
Barclays Bank PLC	$90,000,000	3.600000000%
Société Générale	$90,000,000	3.600000000%
The Northern Trust Company	$90,000,000	3.600000000%
U.S. Bank National Association	$90,000,000	3.600000000%
The Bank of New York Mellon	$75,000,000	3.000000000%

Total	$2,500,000,000	100.000000000%

FRONTED LC COMMITMENTS

BANK	COMMITMENT	APPLICABLE PERCENTAGE
Bank of America, N.A.	$25,000,000	100.000000000%

Total	$25,000,000	100.000000000%

SCHEDULE II

Part A. Continued Existing Fronted Letters of Credit

Applicant	Global Outstanding Amount	Issuance Date	Maturity Date	Beneficiary Name	Reference Number
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$200,000	August 14, 2019	August 14, 2021	COMPANION LIFE INSURANCE COMPANY	00000068168116
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$40,000	August 14, 2019	August 14, 2021	AMERITAS LIFE INSURANCE CORP	00000068168115
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$475,000	August 14, 2019	August 14, 2021	GREAT-WEST LIFE AND ANNUITY COMPANY OF NEW YORK	00000068168117
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$290,000	August 14, 2019	August 14, 2021	PRESIDENTIAL LIFE INSURANCE COMPANY	00000068168119
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$216,735	August 12, 2019	August 12, 2021	TIAA-CREF LIFE INSURANCE COMPANY	00000068168068
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$100,000	August 14, 2019	August 14, 2021	WORKMEN’S BENEFIT FUND OF USA	00000068168120
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$150,000	August 14, 2019	August 14, 2021	NASSAU LIFE INSURANCE COMPANY	00000068168118
LINCOLN NATIONAL CORPORATION	$500,000	August 14, 2019	August 14, 2021	SENTRY INSURANCE A MUTUAL COMPANY	00000068168162

Schedule II (Continued Existing Letters of Credit)

Part B. Continued Existing Syndicated Letters of Credit

Applicant	Global Outstanding Amount	Issuance Date	Maturity Date	Beneficiary Name	Reference Number
LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LTD	$1,000,000	August 12, 2019	August 12, 2021	LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK	00000068168069
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$1,000	August 12, 2019	August 12, 2021	LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK	00000068168072
LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LTD	$1,000	August 12, 2019	August 12, 2021	THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	00000068168070
LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LTD	$5,000,000	August 14, 2019	August 14, 2021	THE PAUL REVERE LIFE INSURANCE COMPANY	00000068168110
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$1,650,000	August 14, 2019	August 14, 2021	RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK	00000068168112
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$2,500,000	August 12, 2019	August 12, 2021	EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY	00000068168071
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY	$6,130,000	August 14, 2019	August 14, 2021	RELIASTAR LIFE INSURANCE COMPANY	00000068168111

Schedule II (Continued Existing Letters of Credit)

SCHEDULE III

Restricted Subsidiaries

The Lincoln National Life Insurance Company

Lincoln National Reinsurance Company (Barbados) Limited

First Penn-Pacific Life Insurance Company

Lincoln Life and Annuity Company of New York

Lincoln Reinsurance Company of Vermont I

Lincoln Reinsurance Company of Vermont Iii

Lincoln Reinsurance Company of Vermont Iv

Lincoln Reinsurance Company of Vermont V

Lincoln Reinsurance Company of Vermont Vi

Lincoln Reinsurance Company of Vermont Vii

Lincoln Financial Reinsurance Company of Vermont

SCHEDULE IV

Existing Instruments

	Percentage Equity Credit – S&P	Percentage Equity Credit – Moody’s
6.05% Capital Securities due 2067	100%	25%
7% Capital Securities due 2066	100%	25%

The equity treatment given to the Instruments by S&P and Moody’s as of the Effective Date contemplates that the equity credit of any Instrument decreases as such Instrument approaches maturity. No such decrease is contemplated by S&P or Moody’s to occur with respect to any Instrument before the first anniversary of the Commitment Termination Date.

The equity treatment given to the Instruments by S&P limits the aggregate amount of equity credit given to all Instruments of the Company and its Consolidated Subsidiaries to 15% of the total adjusted capital (as determined by S&P) of the Company and its Consolidated Subsidiaries.

Schedule IV (Existing Instruments)

EXHIBIT A

NOTE

New York, New York

            , 20

For value received, each of the undersigned Account Parties (each, an “Account Party” and collectively, the “Account Parties”), promises to pay to                      (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Account Party pursuant to the Credit Agreement referred to below on the date provided for in the Credit Agreement. The Account Party promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Bank of America, N.A., Gateway Village-900 Building, 900 W. Trade Street, Charlotte, NC, 28255-0001 Attn: Cassandra Whitaker-Coleman.

All Loans made by the Bank, the respective dates, amounts, types and maturities thereof and all repayments of the principal thereof shall be recorded on its books by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Account Party hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of June 21, 2021 among Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America.

LINCOLN NATIONAL CORPORATION

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

FIRST PENN-PACIFIC LIFE INSURANCE COMPANY

LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK

LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED

LINCOLN REINSURANCE COMPANY OF VERMONT I

LINCOLN REINSURANCE COMPANY OF VERMONT III

LINCOLN REINSURANCE COMPANY OF VERMONT IV

LINCOLN REINSURANCE COMPANY OF VERMONT V

LINCOLN REINSURANCE COMPANY OF VERMONT VI

LINCOLN REINSURANCE COMPANY OF VERMONT VII

LINCOLN FINANCIAL REINSURANCE COMPANY OF VERMONT

By:
Name:
Title:

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

Exhibit A (Note)

EXHIBIT B

OPINION OF COUNSEL OF THE COMPANY

June 21, 2021

To the Banks and the Administrative Agent

  referred to below

c/o Bank of America, N.A.,

as Administrative Agent

135 S. LaSalle Street

Chicago, IL 60603

Dear Sirs:

I refer to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 21, 2021 among Lincoln National Corporation (the “Company”), and the Subsidiary Account Parties party thereto, the Banks party thereto and the Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. I am an Assistant Vice President and Senior Counsel of the Company and am admitted to practice law in the State of Indiana. This opinion is being rendered to you at the request of the Company.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion. I have also assumed that the Credit Agreement has been duly authorized, executed and delivered by each of the Banks referred to therein and the Administrative Agent and is enforceable in accordance with its terms against such parties. As to certain matters of fact, I have relied upon information obtained from officers and employees of the Company and from public officials believed by me to be responsible.

In rendering this opinion, I have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

Upon the basis of the foregoing and subject to the qualifications, exceptions and assumptions herein, I am of the opinion that:

1.

The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business as now conducted. The Company is duly qualified and licensed to do business, and is validly existing or in good standing, as applicable, in every other jurisdiction where such qualification or license is required, except as would not result in a Material Adverse Effect.

2.

The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, injunction, order, decree or other

Exhibit B (Opinion of Counsel of the Company)

instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect.

3.	The Credit Agreement has been duly executed and delivered by the Company.

4.

If the Credit Agreement and the Notes were stated to be governed by and construed in accordance with the law of the State of Indiana or if a court of the State of Indiana were to apply the law of the State of Indiana to the Credit Agreement and the Notes, the Credit Agreement and the Notes would constitute a valid and binding agreement of the Company in each case enforceable in accordance with their respective terms.

5.

There is no action, suit or proceeding pending against, or to the best of my knowledge after reasonable inquiry, threatened, against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which reasonably would be expected to have a Material Adverse Effect, or (b) which in any manner draws into question the validity or enforceability of the Credit Agreement.

6.

Each of the Company’s Restricted Subsidiaries is a corporation validly existing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

The foregoing opinions are subject to the following comments and qualifications:

(A)    The opinions set forth in paragraph 4 above are subject to the qualification that the binding effect and enforceability of the Credit Agreement and the Notes may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights, and (ii) the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(B)    The enforceability of Sections 7.06, 7.07 and 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(C)    The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(D)    Section 9.02 of the Credit Agreement may not be enforceable to the extent that the obligations of any Subsidiary Account Party under the Credit Agreement are materially modified.

(E)    I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of Indiana) that limit the interest, fees or other charges such Bank may impose for the loan or use of money or other credit, (ii) the last sentence of Section 10.04 of the Credit Agreement, (iii) the first sentence of Section 10.09(a) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement and (iv) the waiver of inconvenient forum set forth in the last sentence of Section 10.09(a) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York.

Exhibit B (Opinion of Counsel of the Company)

(F)    I also wish to point out that provisions of the Credit Agreement and the Notes which permit the Administrative Agent or the Banks to take actions or make determinations may be subject to a requirement that such actions be taken or such determinations be made on a reasonable basis and in good faith.

I do not herein express any opinion as to any matters governed by any law other than the law of the State of Indiana and the United States of America.

This opinion is rendered only with respect to law in effect as of the date hereof. I assume no responsibility for updating this opinion to take into account any event, action, interpretation or change of law or change of facts occurring subsequent to the date hereof which may affect the validity of any of the opinions expressed herein.

This opinion is furnished by me solely for your benefit for use in connection with the transactions contemplated by the Credit Agreement and it may not be relied upon by any other Person.

Very truly yours,

[Name]
[Title]

Exhibit B (Opinion of Counsel of the Company)

EXHIBIT C

OPINION OF

MORGAN, LEWIS & BOCKIUS LLP,

SPECIAL NEW YORK COUNSEL TO THE ADMINISTRATIVE AGENT

June 21, 2021

Bank of America, N.A., as Agent (as defined below)

under the Credit Agreement referred to herein

and the Lenders referred to below that

are parties to the Credit Agreement

c/o Bank of America, N.A.

135 S. LaSalle Street

Chicago, IL 60603

Re:    Amended and Restated Credit Agreement dated as of June 21, 2021 of Lincoln National Corporation

Ladies and Gentlemen:

We have acted as special New York counsel to Bank of America, N.A. (“Bank of America”) in connection with the Amended and Restated Credit Agreement, dated as of June 21, 2021 (the “Credit Agreement”), by and among Lincoln National Corporation (the “Company”), Lincoln National Reinsurance Company (Barbados) Limited (“LNRL”), Lincoln National Life Insurance Company (“LNL”), First Penn-Pacific Life Insurance Company (“Penn-Pacific”), Lincoln Life and Annuity Company of New York (“Lincoln NY”), Lincoln Reinsurance Company of Vermont I (“Vermont I”), Lincoln Reinsurance Company of Vermont III (“Vermont III”), Lincoln Reinsurance Company of Vermont IV (“Vermont IV”), Lincoln Reinsurance Company of Vermont V (“Vermont V”), Lincoln Reinsurance Company of Vermont VI (“Vermont VI”), Lincoln Reinsurance Company of Vermont VII (“Vermont VII”), and Lincoln Financial Reinsurance Company of Vermont (“Lincoln Vermont”; together with the Company, LNRL, LNL, Penn-Pacific, Lincoln NY, Vermont I, Vermont III, Vermont IV, Vermont V, Vermont VI, and Vermont VII, the “Borrowers” and each, individually, a “Borrower”), the lenders referred to therein that are parties thereto (the “Lenders”) and Bank of America, as Agent for the Lenders (in such capacity, the “Agent”). We do not represent the Borrowers and are not familiar with their businesses, assets or properties, and we are providing this opinion at your request. Terms defined in the Credit Agreement are used as therein defined, unless otherwise defined herein. This opinion letter is being delivered to you pursuant to Section 3.02(c) of the Credit Agreement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Credit Agreement and the promissory notes in favor of certain Lenders executed by the Borrowers pursuant to the Credit Agreement on the date hereof in favor of the Lenders (the “Notes”; collectively with the Credit Agreement, the “Credit Documents”). This opinion is based entirely on our review of the Credit Documents, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.

Exhibit C (Opinion of Morgan, Lewis & Bockius LLP)

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

As to all matters of fact, we have relied, with your permission, entirely upon the representations of the Borrowers contained in the Credit Documents without any independent investigation.

We have assumed with your permission that: (a) each Borrower is a corporation or partnership or other applicable entity validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed, (b) each Borrower has the corporate or partnership or other applicable entity power and authority to enter into and perform the Credit Documents to which it is a party, has taken all necessary corporate or partnership or other applicable entity action to authorize the execution, delivery and performance of such Credit Documents and has duly executed and delivered such Credit Documents, (c) the execution and delivery by each Borrower of the Credit Documents to which it is a party do not, and the performance by each Borrower of its respective obligations thereunder will not, (i) result in a violation of the governing or organizational documents of any Borrower, (ii) result in a breach or default under any indenture, loan or credit agreement, lease, guarantee, mortgage, security agreement, bond, note, other agreement or instrument binding upon any Borrower or (iii) result in a violation of any judicial, executive, administrative or other governmental order, writ, judgment, award, injunction or decree binding upon any Borrower, (d) the execution and delivery by each Borrower of the Credit Documents to which it is a party do not, and the performance by each Borrower of its obligations thereunder will not, require any approval from or filing with any governmental authority of the United States, or the State of New York, pursuant to any federal or New York state law or any approval from or filing with any governmental authority of any other jurisdiction, and (e) the execution and delivery by each Borrower of the Credit Documents to which it is a party do not, and the performance by each Borrower of its obligations thereunder will not, result in any violation by any Borrower of any federal statute of the United States or any statute of the State of New York or any statute of any other state within the United States or any other jurisdiction or any regulations promulgated thereunder.

Based upon and subject to the foregoing, and to the limitations and qualifications described above and below, we are of the opinion that each Credit Document to which a Borrower is a party is the valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

The opinion expressed above is subject to the limitations, exceptions, qualifications and assumptions stated above and below:

A.    Each opinion expressed herein is subject to bankruptcy, insolvency, moratorium, fraudulent transfer and other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies against the Borrowers or any other Persons, and general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), the doctrine of comity, an implied duty of good faith and fair dealing, and limitations on the availability of specific performance.

Exhibit C (Opinion of Morgan, Lewis & Bockius LLP)

B.    Provisions of the Credit Documents relating to indemnification, exoneration or exculpation may be limited by public policy or by statute.

C.    For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of New York as applied by courts located in New York without regard to choice of law and the federal laws of the United States of America (except for Federal and state tax, antitrust, insurance, fiduciary, energy, utilities, national security, economic or public health emergency, anti-terrorism, anti-money laundering, sanctions, derivatives, investments, securities, or blue sky laws, as to which we express no opinion in this letter), and we express no opinion as to the laws of any other jurisdiction. We express no opinion as to the effect of sovereign immunity or similar impediments to enforcement relating to the public, governmental or sovereign status of any foreign entity, the so-called “act of state doctrine”, or any foreign legislative, judicial, executive, administrative, or other governmental action, order, requirement or prohibition, or any treaties or laws relating to international relations or commerce. Subject to the foregoing and the other limitations set forth in this opinion letter, we have considered only such laws and regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Credit Documents.

D.     We note that the Credit Documents contain provisions stating that they are to be governed by the laws of the State of New York (each, a “Chosen-Law Provision”). No opinion is given herein as to any Chosen-Law Provision, or otherwise as to any choice of law matters with respect to the transactions contemplated by the Credit Documents.

E.    Certain waivers or consents by the Borrowers in the Credit Documents, including but not limited to, waivers of rights to object to, or consents to, jurisdiction or venue, or waivers of rights to, or consents to, service of process, or methods of service of process, or waivers of any applicable defenses, setoffs, recoupments or counterclaims, or other rights or benefits bestowed by operation of law, or waivers or variations of provisions that are not capable of waiver or variation under Sections 1-302 or other applicable provisions of the New York Uniform Commercial Code (the “NY UCC”), may relate to matters that cannot, as a matter of law, be effectively waived. Without limiting the foregoing, you should be aware that under applicable law guarantors, joint and several obligors, and other secondary obligors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered, and we express no opinion as to the enforceability of any provision of the Credit Documents that purports to waive or alter such rights or protections.

F.    The enforceability of the Credit Documents may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges, the imposition or collection of interest on interest, an increase in interest rate upon delinquency in payment or an occurrence of default, or the payment of any premium, liquidated damages, or other amount that may under applicable law be considered a penalty or forfeiture.

G.     We assume that at least $2,500,000 will be advanced to each Borrower, in one or more installments, that is treated as having received any such advances pursuant to the

Exhibit C (Opinion of Morgan, Lewis & Bockius LLP)

Credit Documents for purposes of Section 5-501 of the New York General Obligations Law. No opinion is given herein as to the usury laws, or other laws regulating the maximum rate of interest which may be charged, taken or received, of any jurisdiction other than the State of New York.

We express no opinion as to:

(i)    The enforceability of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from any Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law.

(ii)    The enforceability of any provision of the Credit Documents permitting modification thereof only by means of an agreement in writing signed by the parties thereto.

(iii)    The enforceability of any provision of the Credit Documents purporting to waive the right to trial by jury.

(iv)    The effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any applicable guarantor, joint or joint-and-several obligor, surety, accommodation party, or other secondary obligor.

(v)    The enforceability of any particular provision of any of the Credit Documents relating to or constituting (a) the grant of powers of attorney or proxies to the Agent or any Lender or any other Person, (b) clauses relating to releases or waivers of unmatured claims or rights, (c) submission to binding arbitration or mandatory negotiation, (d) so-called “usury savings” clauses, (e) provisions that attempt to modify or waive, or have the effect of modifying or waiving, any statute of limitations, or (f) provisions evidencing obligations that are inherently vague, indeterminate or indefinite.

(vi)    The enforceability of any provision contained in any Credit Document restricting or conditioning the assignment of rights under such Credit Document to the extent such restriction or condition is ineffective under Part 4 of Article 9 of the NY UCC.

(vii)    The legality, the permitting or licensing status or the zoning of any structure or any use of any real estate, including without limitation compliance with any building, environmental, hazardous materials, health or safety laws, or any municipal by-laws or ordinances.

(viii)    Any security interest, lien or other encumbrance.

H.    We have assumed without any independent investigation that (i) each party to the Credit Documents at all times relevant thereto is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Credit Documents, (ii) each party to the Credit Documents at all times relevant thereto, had and has the full power, authority and legal rights under its certificate of incorporation, articles of organization, certificate of formation, partnership agreement, by-laws, operating agreement and other governing organizational documents, as the case may be, and the applicable corporate, partnership, limited

Exhibit C (Opinion of Morgan, Lewis & Bockius LLP)

liability company or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver, and perform its obligations under, the Credit Documents to which it is a party, and (iii) each party to the Credit Documents has duly authorized, executed and delivered each of the Credit Documents to which it is a party, and (iv) each party to the Credit Documents has agreed that the Credit Documents may be electronically signed, and that any electronic signatures appearing on the Credit Documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility into evidence.

I.    We have assumed without any independent investigation that (i) each Borrower has received consideration for the incurrence of the obligations applicable to it under the terms of the Credit Documents, (ii) each of the Credit Documents is a valid and binding obligation of each party thereto, other than the Borrowers, (iii) each of the Credit Documents is a valid and binding obligation of each Borrower to the extent that laws other than the federal laws of the United States and the laws of the State of New York are applicable thereto. We have also assumed that any underlying obligations covered by any guaranty, or joint-and-several liability arrangements, contained in the Credit Documents, that do not themselves arise under the Credit Documents, are valid and binding and enforceable obligations of the applicable obligors with respect thereto.

J.    We express no opinion as to any provision of the Credit Documents providing for any brokerage, arrangement or similar fee to the extent Section 5-531 of the New York General Obligations Law would apply to any such provision. We express no opinion as to the effect of Article 18-C of the New York General Obligations Law.

K.    We express no opinion as to Section 10.16 of the Credit Agreement.

L.    We express no opinion as to any legal requirement that any Person obtain or hold any license, permit, approval, or qualification to do business generally or with regard to the conduct of any particular activity (such as conducting the business of lending, banking, insurance, or otherwise) or the ownership or operation of any asset or property in any jurisdiction.

M.    Our opinions are limited to the Credit Documents and other agreements specifically identified herein, without regard to any agreement or other document incorporated by reference in, or attached to a Credit Document, or otherwise referenced therein.

N.    We express no opinion as to the effect of laws or regulations applicable to any party to the Credit Documents by reason of, or relating to, such entity’s legal, regulatory, licensing, or permitting status or the nature or extent of its (or any of its affiliates’) conduct, business, activities, assets or properties (whether owned or leased) in any jurisdiction.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or from the discovery, subsequent to the date of this opinion letter, of information not previously known to us pertaining to the events occurring prior to such date.

This opinion letter is furnished by us solely for the benefit of the Agent and the Lenders and their respective successors and permitted assigns pursuant to the Credit Agreement, and this opinion

Exhibit C (Opinion of Morgan, Lewis & Bockius LLP)

letter may not be relied upon by such parties for any other purpose or by any other Person for any purpose whatsoever. This opinion letter is not to be quoted in whole or in part or otherwise referred to or used or furnished to any other Person, except as may be required by any governmental authority or pursuant to legal process, without our express written consent.

Very truly yours,

Exhibit C (Opinion of Morgan, Lewis & Bockius LLP)

EXHIBIT D

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate of [identify Bank]]

3.	Account Party:	[ ]

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $2,500,000,000 Amended and Restated Credit Agreement dated as of June 21, 2021 between Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto and Bank of America, N.A., as Administrative Agent

Exhibit D (Assignment and Assumption)

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/LC Exposure for all Banks	Amount of Commitment/LC Exposure Assigned	Percentage Assigned of Commitment/LC Exposure[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.).
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/LC Exposure of all Banks thereunder.

Exhibit D (Assignment and Assumption)

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit D (Assignment and Assumption)

[Consented to and][3] Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By
Name:
Title:

[Consented to:][4]

[NAME OF FRONTING ISSUING BANK]

By
Name:
Title:

[Consented to:][5]

LINCOLN NATIONAL CORPORATION

By
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of Fronting Issuing Banks is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Exhibit D (Assignment and Assumption)

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Bank that is not incorporated under the laws of the United States of America or any state thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of reimbursement obligations, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I

EXHIBIT E

[Form of Confirming Bank Agreement]

[Letterhead of Issuing Bank]

                                                     , 20

[Name of Confirming Bank]

[Address]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of June 21, 2021 (as amended, restated, supplemented and otherwise modified and in effect on the date hereof, the “Credit Agreement”), among Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto, and Bank of America, N.A., as Administrative Agent for the Banks. Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned is an issuing Bank (the “Issuing Bank”) under the Credit Agreement but is not on the date hereof a bank listed on the most current Bank List of banks approved by the NAIC. Accordingly, in order to be an “NAIC Approved Bank” for the purposes of the Credit Agreement, the undersigned hereby requests that you be a Confirming Bank with respect to the undersigned for the purposes of the Credit Agreement and each Letter of Credit issued by the Issuing Bank thereunder.

By your signature below, you undertake that any draft drawn under and in strict compliance with the terms of any Letter of Credit issued by the Issuing Bank under the Credit Agreement will be duly honored by you as if, and to the extent, you were the Issuing Bank under such Letter of Credit. Notwithstanding the foregoing, your liability under all Letters of Credit at any one time issued under the Credit Agreement shall be limited to an amount (the “Liability Limit”) equal to the Commitment of the undersigned under the Credit Agreement in effect on the date hereof (an amount equal to $        ), as such Liability Limit may be increased after the date hereof with your prior written consent by reason of an increase in the Commitment of the undersigned under the Credit Agreement. In addition, you hereby irrevocably appoint and designate the Administrative Agent as your attorney-in-fact, acting through any duly authorized officer of Bank of America, to execute and deliver, at any time prior to the Commitment Termination Date in effect on the date of this letter agreement, in your name and on your behalf each Letter of Credit to be confirmed by you in accordance herewith and with the Credit Agreement. You agree that, promptly upon the request of the Administrative Agent, you will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for you in connection with the execution and delivery of such Letter of Credit.

In consideration of the foregoing, the undersigned agrees that if you shall make any LC Disbursement in respect of any Letter of Credit, regardless of the identity of the account party of such Letter of Credit, the undersigned shall reimburse you by paying to you an amount equal to the amount of the LC Disbursement made by you, such payment to be made not later than noon, New York City time, on (i) the Business Day that the undersigned receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the undersigned receives such notice, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 a.m., New York City time, on a Business Day. The undersigned’s obligations to reimburse you as provided in the foregoing sentence shall be absolute, unconditional and

Exhibit E (Confirming Bank Agreement)

irrevocable, and shall be performed strictly in accordance with the terms of this letter agreement under any and all circumstances whatsoever, and irrespective of any event or circumstance of the type described in Section 2.11(b) of the Credit Agreement (or of any analogous event or circumstance relating to the undersigned).

If any LC Disbursement is made by you, then, unless the undersigned shall reimburse the amount of such LC Disbursement to you in full on the date such LC Disbursement is made by you, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date of reimbursement, at the rate per annum equal to (i) the Federal Funds Rate to but excluding the date three Business Days after such LC Disbursement and (ii) from and including the date three Business Days after such LC Disbursement, 2% plus the Federal Funds Rate.

This letter agreement shall be governed by and construed in accordance with the law of the State of New York.

Please indicate your acceptance of the foregoing terms and conditions by signing the three enclosed copies of this letter agreement and returning (a) one such signed copy to the undersigned at the address indicated above, (b) one such signed copy to the Administrative Agent at JPMorgan Chase Bank, N.A., Mail Code: IL4-135-09-61, 135 S. LaSalle Street, Chicago, IL 60603, Attention: Angela Larkin (Tel. No. (312) 828-3882; Fax No. (877) 206-8409) and (c) one such signed copy to the Company at its address specified in Section 10.01 of the Credit Agreement.

[NAME OF ISSUING BANK]

By
Title:

AGREED AS AFORESAID:

[NAME OF CONFIRMING BANK]

By
Title:

Exhibit E (Confirming Bank Agreement)

EXHIBIT F

[Form of Subsidiary Joinder Agreement]

[                ], 201[  ]

To Bank of America, N.A.,

as Administrative Agent

Mail Code: IL4-135-09-61

135 S. LaSalle St.

Chicago, IL 60603

Attn: Angela Larkin

Each of the Banks party to the

Credit Agreement referred to below

Re: Subsidiary Joinder Agreement

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 21, 2021 among Lincoln National Corporation (the “Company”), the Subsidiary Account Parties party thereto, the Banks party thereto and Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Company and the “Subject Subsidiary” (as identified on the signature pages below), have executed and hereby deliver this Subsidiary Joinder Agreement, pursuant to Section 10.13(a) of the Credit Agreement, in order to designate the Subject Subsidiary as a Subsidiary Account Party to the Credit Agreement.

Accordingly, the Company and the Subject Subsidiary hereby represent and warrant and agree that as of the “Effective Date” (as defined below):

1. the Subject Subsidiary is a direct or indirect wholly-owned Subsidiary of the Company;

2. the Subject Subsidiary is subject to and bound by each of the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement as if the Subject Subsidiary were an original signatory to such Credit Agreement;

3. each of the representations and warranties contained in the Credit Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 thereof as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) are true with the same force and effect as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

4. the Guarantee of the Company contained in Article IX of the Credit Agreement applies to all of the obligations of the Subject Subsidiary pursuant thereto;

Exhibit F (Subsidiary Joinder Agreement)

5. the Subject Subsidiary’s addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Sections 10.01 and 10.09(c) of the Credit Agreement to it at its “Address for Notices” specified on the signature pages below; and

This Subsidiary Joinder Agreement shall become effective as of the date (the “Effective Date”) on which the Administrative Agent accepts this Subsidiary Joinder Agreement as provided on the signature pages below. As of the Effective Date, the Subject Subsidiary shall be entitled to the rights, and subject to the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement. Except as expressly herein agreed with respect to the joinder of the Subject Subsidiary as a Subsidiary Account Party, the Credit Agreement shall remain unchanged and in full force and effect.

This Subsidiary Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement. This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F (Subsidiary Joinder Agreement)

COMPANY

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

SUBJECT SUBSIDIARY

[ ]
a [ ] [corporation]

By:
Name:
Title:

Address for Notices

[ ]
[ ]
[ ]

Attn:

Tel:	[ ]
Fax:	[ ]

Agreed and Accepted:

this [ ] [th] day of
[ ], 201[ ]

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title

Exhibit F (Subsidiary Joinder Agreement)

EXHIBIT G

SUBSIDIARY TERMINATION NOTICE

[Date]

To:	Bank of America, N.A. (the “Administrative Agent”)

From:	Lincoln National Corporation (the “Company”)

Re:	Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 21, 2021 among the Company, the Subsidiary Account Parties party thereto, the Banks party thereto (the “Banks”) and the Administrative Agent

The Company hereby gives notice pursuant to Section 10.13(b) of the Credit Agreement that, effective as of the date hereof, [                    ] is terminated as an Account Party under the Credit Agreement and all commitments by the Banks to issue Letters of Credit for account of such Account Party under the Credit Agreement are hereby terminated.

Pursuant to Section 10.13(b) of the Credit Agreement, the Company hereby certifies that there is no LC Exposure outstanding with respect to any Letter of Credit with respect to which [                    ] is the Account Party.

All obligations of [                    ] arising in respect of any period in which [                    ] was, or on account of any action or inaction taken by [                    ] as, an Account Party under the Credit Agreement shall survive the termination effected by this notice.

Terms used herein have the meanings assigned to them in the Credit Agreement.

LINCOLN NATIONAL CORPORATION

By
Authorized Officer